UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(AMENDMENT NO. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2018 (April 12, 2018)

MONSTER PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-211681	81-1736095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 Gateway Blvd., Suite 900

South San Francisco, CA 94080

(Address of principal executive offices) (zip code)

(415) 330-3479

(Registrant’s telephone number, including area code)

Copies to:

Andrea Cataneo, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza, 39th Floor

New York, New York 10112

Phone: (212) 653-8700

Atlantic Acquisition Inc.

(Former Name)

15321 NW 60th Ave 51 St. Suite 109

Miami Lakes, FL

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

EXPLANATORY NOTE

The Registrant is filing this Amendment No. 2 to its Current Report on Form 8-K (the “Amendment”) as originally filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2018 (the “Original Filing”), as amended on July 18, 2018 (the “Frist Amendment”) to amend and restate the filing in its entirety and to, among other things, (i) disclose the material terms of the Share Exchange Agreement and (ii) disclose that the Registrant did not comply with the requirement of Rule 419 in connection with its offering conducted in September 2016 (the “419 Offering”) and how the Registrant intends to unwind the 419 Offering. Except as described above, no other information in the Original Filing and the First Amendment has been updated and this Amendment continues to speak as of the date of the Original Filing and the First Amendment. Other events occurring after the filing of the Original Filing, the First Amendment or other disclosure necessary to reflect subsequent events will be addressed in other reports filed with or furnished to the SEC subsequent to the date of the filing of the Original Filing and the Amended Filings.

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2018, Monster, Inc., a California corporation, and Monster, LLC, a Nevada limited liability company (collectively, the “Companies”) entered into a share exchange agreement (the “Share Exchange Agreement”), with Atlantic Acquisition Inc., a Nevada corporation (“AA”). Pursuant to the terms of the Share Exchange Agreement, on the Closing Date (as defined below), the shareholders of the Companies agreed to transfer all of the issued and outstanding voting interests in the Companies to AA in exchange for 300,000,000 newly issued shares of common stock of AA (the “Reverse Acquisition”). Upon closing of the Reverse Acquisition, AA will have 316,000,000 shares of common stock outstanding.

In addition, in connection the Reverse Acquisition, Miguel Dotres, a former director of AA, agreed to cancel his 5,000,000 shares of common stock upon the closing of the Reverse Acquisition.

For a period of one (1) year from the Closing Date, existing AA shareholders who collectively own five percent (5%) of AA’s issued and outstanding common stock as of the Closing Date (the “Existing AA Shareholders”), were provided a non-dilutive right to their existing ownership position in AA such that they would be issued such number of additional shares of common stock which would maintain their ownership percentage of AA (on a fully diluted basis) equal to five percen (5%); provided, however, that in no event shall AA be required to issue any additional shares to such Existing AA Shareholders to maintain their aggregate ownership percentage at 5% when the number of AA’s issued and outstanding shares of common stock is greater than or equal to 400,000,000 shares. As of the Closing Date, Benny Doro, Bob Bubeck and Margret M. McLaughlin, the Company’s former President and Director, Secretary and Director and Treasurer and Director, respectively, as well as Fred Khalilian, our President and chief operating officer, owned more than 5% of the outstanding shares of AA. In connection with the conversion of existing debt held by entities controlled by Mr. Noel Lee as further described herein, the Existing AA Shareholders were issued an aggregate of 1,150,001 shares of common stock. No other securities were issued to the Existing AA Shareholders pursuant to the rights set forth above.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Information in response to this Item 2.01 is keyed to the Item numbers of Form 10.

Item 1. Description of Business.

The Reverse Acquisition closed on April 12, 2018 (the “Closing Date”). As a result of the Reverse Acquisition, the Companies became two wholly-owned subsidiaries of AA, with the Companies’ former shareholders acquiring a majority of the outstanding shares of common stock of AA.. The acquisition of the Companies is being accounted for as a reverse acquisition, and the business of the Companies became the business of AA, which will be renamed as Monster, Inc. after Closing. At the time of the Reverse Acquisition, AA was not engaged in any active business.

References to “Monster,” “we,” “us,” “our” and similar words refer to Monster, Inc., Monster, LLC and their subsidiaries, which are described in detail in the BUSINESS Section. References to “AA” are made to the blank check company prior to the Acquisition. References to the “Company” refer to the entity after the Reverse Acquisition.

SUMMARY

Monster, Inc. is a California corporation formed on October 23, 1978. Monster, LLC is a Nevada limited liability company, formed on December 23, 2002.

Our executive offices are located at 601 Gateway Blvd., Suite 900, South San Francisco, Ca 94080, and our telephone number at such address is (415) 330-3479.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. In determining whether to purchase the Company’s common stock, an investor should carefully consider all of the material risks described below, together with the other information contained in this report before making a decision to purchase the Company’s securities. An investor should only purchase the Company’s securities if he or she can afford to suffer the loss of his or her entire investment.

Risks related to our business and our industry

If our design and marketing efforts do not effectively raise the recognition and reputation of our brands, we may not be able to successfully implement our growth strategy.

We believe that our ability to raise the recognition and favorable perception of our brands is critical to implement our growth strategy, which includes further penetrating our domestic retail channel, accelerating our international growth and expanding complementary product categories. To extend the reach of our brands, we believe we must devote significant time and resources to product design and development, marketing and promotions. These expenditures, however, may not result in a sufficient increase in net sales to cover such expenses over the short term. Furthermore, we must balance our growth with the effect it has on the authenticity of our brand. For example, our credibility and brand image could be weakened if our consumers perceive our distribution channels to be too broad or our retailers to not fit with our lifestyle image. If any of these events occur, our consumer base and our net sales may decline and we may not be able to successfully implement our growth strategy.

If we are unable to continue to develop innovative and popular products, our brand image may be harmed and demand for our products may decrease.

Consumer electronics and youth culture lifestyle are subject to constantly and rapidly changing consumer preferences based on industry trends and performance features. Our success depends largely on our ability to lead, anticipate, gauge and respond to these changing consumer preferences and trends in a timely manner, while preserving and strengthening the perception and authenticity of our brand. We must continue to develop innovative, trend-setting and stylish products that provide better design and performance attributes than the products of our competitors. Market acceptance of new designs and products is subject to uncertainty and we cannot assure you that our efforts will be successful. The inability of new product designs or new product lines to gain market acceptance could adversely affect our brand image, our business and financial condition. Achieving market acceptance for new products may also require substantial marketing efforts and expenditures to increase consumer demand, which could constrain our management, financial and operational resources. If new products we introduce do not experience broad market acceptance or demand for our existing products wanes, our net sales and market share could decline.

We may not be able to compete effectively, which could cause our net sales and market share to decline.

The consumer electronics industry is highly competitive, and characterized by frequent introduction of new competitors, as well as increased competition from established companies expanding their product portfolio, aggressive price cutting and resulting downward pressure on gross margins and rapid consolidation of the market resulting in larger competitors. We face competition from consumer electronics brands that have historically dominated the stereo headphone market, in addition to sport brand and lifestyle companies that also produce headphone products. These companies include, among others, Sony, JBL, Bose, LG, Turtle Beach and Apple (which includes Beats by Dr. Dre, which was purchased by Apple in 2014). These competitors may have significant competitive advantages, including greater financial, distribution, marketing and other resources, longer operating histories, better brand recognition among certain groups of consumers, and greater economies of scale. In addition, these competitors have long-term relationships with many of our larger retailers that are potentially more important to those retailers. As a result, these competitors may be better equipped to influence consumer preferences or otherwise increase their market share by:

●	quickly adapting to changes in consumer preferences;

●	readily taking advantage of acquisition and other opportunities;

●	discounting excess inventory;

●	devoting greater resources to the marketing and sale of their products, including significant advertising, media placement and product endorsement;

●	adopting aggressive pricing policies; and

●	engaging in lengthy and costly intellectual property and other legal disputes.

Additionally, the industry in which we compete generally has low barriers to entry that allow the introduction of new products or new competitors at a fast pace. Some retailers have begun to introduce their own private label headphones, which could reduce the volume of product they buy from us, as well as decrease the shelf space they allocate to our products. If we are unable to protect our brand image and authenticity, while carefully balancing our growth, we may be unable to effectively compete with these new market entrants or new products. The inability to compete effectively against new and existing competitors could have an adverse effect on our net sales and results of operations, preventing us from achieving future growth.

If we are unable to obtain intellectual property rights and/or enforce those rights against third parties who are violating those rights, our business could suffer.

We rely on various intellectual property rights, including patents, trademarks, trade secrets and trade dress to protect our brand name, reputation, product appearance and technology. If we fail to obtain, maintain, or in some cases enforce our intellectual property rights, our competitors may be able to copy our designs, or use our brand name, trademarks or technology. As a result, if we are unable to successfully protect our intellectual property rights, or resolve any conflicts effectively, our results of operations may be harmed.

We are susceptible to counterfeiting of our products, which may harm our reputation for producing high-quality products and force us to incur expenses in enforcing our intellectual property rights. Such claims and lawsuits can be expensive to resolve, require substantial management time and resources, and may not provide a satisfactory or timely result, any of which would harm our results of operations. It can be particularly difficult and expensive to detect and stop counterfeiting, whether in the United States or abroad. Despite our efforts to enforce our intellectual property, counterfeiters may continue to violate our intellectual property rights by using our trademarks or imitating or copying our products, which could harm our brand, reputation and financial condition. Since our products are sold internationally, we are also dependent on the laws of a range of countries to protect and enforce our intellectual property rights. These laws may not protect intellectual property rights to the same extent or in the same manner as the laws of the United States.

We also face competition from competitors in the United States and abroad that are not “counterfeiters” but that may be using our patented technology, using confusingly similar trademarks, or copying the “look-and-feel” of our products. We may have to engage in expensive and distracting litigation to enforce and defend our patents, trademarks, trade dress, or other intellectual property rights. Our enforcement of our intellectual property rights also places such assets at risk. For example, it is common for a competitor that is accused of infringing a patent, trademark, or other intellectual property right to challenge the validity of that intellectual property right. If that intellectual property right is invalidated, it is no longer available to assert against other competitors. Finally, competitors may also circumvent a patent by designing around the patent.

If the popularity or growth of the portable media device, smartphone and gaming console markets stagnates or our products are no longer compatible with these devices, our business and financial condition may be negatively affected.

We have experienced growth in the past due in part to the popularity of, and increase in demand for, portable media devices, smartphones and gaming consoles. We expect that sales of such products will continue to drive a substantial portion of our net sales in the future. However, the markets for portable media devices, smartphones and gaming consoles continue to evolve rapidly and are dominated by several large companies. Increased competition in the headphone market from established media device companies, including enhanced headphones bundled by the manufacturer, a decline in demand or popularity for such products due to technological changes or otherwise, legal restrictions or the inability to use our products with portable media devices, smartphones or gaming consoles, may negatively affect our business and financial condition.

Our results of operations could be materially harmed if we are unable to accurately forecast demand for our products.

To ensure adequate inventory supply, we must forecast inventory needs and place orders with our manufacturers before firm orders are placed by our retailers and distributors. In addition, a portion of our net sales are generated by orders for immediate delivery, particularly during our historical peak season from August through December. If we fail to accurately forecast retailer and distributor demand we may experience excess inventory levels or a shortage of product to deliver to our retailers or distributors. Factors that could affect our ability to accurately forecast demand for our products include:

●	changes in consumer demand for our products;

●	lack of consumer acceptance for our new products;

●	product introductions and/or discounting by competitors;

●	changes in general market conditions or other factors,

●	which may result in cancellations of advance orders or a reduction or increase in the rate of reorders;

●	weakening of economic conditions or consumer confidence in future economic conditions, which could reduce demand for discretionary items; and

●	terrorism or acts of war, or the threat thereof, which could adversely affect consumer confidence and spending or interrupt production and distribution of product and raw materials.

Inventory levels in excess of retailer and distributor demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would have an adverse effect on our gross margin. In addition, if we underestimate the demand for our products, our manufacturers may not be able to produce a sufficient number of products to meet such unanticipated demand, and this could result in delays in the shipment of our products and damage to our relationship with our retailers and distributors.

We must order components for our products and build inventory in advance of product announcements and shipments. Consistent with industry practice, components are normally acquired through a combination of purchase orders, supplier contracts, and open orders, in each case based on projected demand. Because our markets are volatile, competitive and subject to rapid technology and price changes, there is a risk we will forecast incorrectly and order or produce excess or insufficient amounts of components or products, or not fully utilize firm purchase commitments.

Our net sales and operating income fluctuate on a seasonal basis and decreases in sales or margins during our peak seasons could have a disproportionate effect on our overall financial condition and results of operations.

Historically, we have experienced greater net sales in the second half of a calendar year relative to those in the first half, due to a concentration of shopping around the fall and holiday seasons. As a result, our net sales and gross margins are typically higher in the third and fourth quarters and lower in the first and second quarters, as fixed operating costs are spread over the differing levels of sales volume. Given the strong seasonal nature of our sales, appropriate forecasting is critical to our operations. We anticipate that this seasonal impact on our net sales is likely to continue and any shortfall in expected third and fourth quarter net sales would cause our annual results of operations to suffer significantly.

We have a history of operating losses, and expect to incur significant additional operating losses in the future if we fail to execute our strategy.

Monster, Inc. (formerly known as Monster Cable Products, Inc.) was formed in 1978 and together with its subsidiaries and affiliates, has almost 40 years of operating history. We continue to incur operating losses. At December 31, 2017 and 2016, we had $7.8 million and $8.3 million in cash and cash equivalents, respectively. We had negative working capital as of December 31, 2017 and 2016 of $75.9 million and $10.5 million, respectively. For the year ended December 31, 2017, we had a net loss of $26.7 million. The amount of future losses and when, if ever, we will achieve profitability are uncertain. As set forth in Note 1 to our financial statements, the management team of Monster (the “Management”) has taken several actions to address our operating losses, including reducing headcount across functional areas, negotiating with customers to lower returns and incentives under dealer programs, reducing marketing spend and branding partnerships to refocus on digital and social marketing, outsourcing distribution to a 3PLsolution, closing down its manufacturing facility in Tijuana, Mexico and eliminating unprofitable products and streaming the product portfolio by reducing the SKU count. If we are unsuccessful at some or all of these undertakings, our business, prospects, and results of ope may be materially adversely affected.

We may need to secure additional financing.

We anticipate that we will incur operating losses for the foreseeable future. We may require additional funds for our anticipated operations and if we are not successful in securing additional financing, we may need to curtail our business operations.

Our auditors have issued a “going concern” audit opinion.

Our independent auditors have indicated, in their report on our December 31, 2017 financial statements, because of our recurring significant operating losses and net capital deficiency that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation.

We owe substantial debt to certain shareholder of Monster and if we are unable to pay the debt when due, the debt in such amount may have an adverse effect on our operations.

At December 31, 2017, the Company had collateralized notes payable to shareholders totaling approximately $100.5 million. On April 12, 2018, the two noteholders under common control of Mr. Noel Lee, our CEO and chairman, converted approximately $92,573,824 of the notes owed by Monster, LLC to 10,007,981 shares of Series A Convertible Preferred Stock of the Company, the certificate of designation of which is attached herein as Exhibit 4.1. As of the date of this current report, the principal and accrued interest on the outstanding notes amounted to approximately $37,288,249. These outstanding notes payable bear interest at the rate of 5% per annum, and matured or will mature between February 2018 and April 2020 . The principal and accrued interest of the matured notes amounted to $36,972,350. The Company is in the process of extending the maturity dates of these notes to February 2020. Repaying these outstanding notes may put a strain on our limited our cash on hand and in the event that we are unable to pay these notes when due and we in default and as such this could have a material adverse effect on our business.

In the event that we lose our action against a former vendor we may be liable for damages.

We had a license agreement (the “License Agreement”) with a consumer electronics company (the “Licensor” or “Vendor”) to sell headphone products under the Licensor’s trade name and pay related royalties. The License Agreement was terminated on June 30, 2012.

As a result of the termination of the License Agreement, we and the Licensor simultaneously entered into several other agreements (collectively, the “Vendor Agreements”) to wind down their business relationship.

Under the Vendor Agreements, the parties agreed to settle related receivables and payables based on a final reconciliation report for contract compliance by an independent accounting firm mutually appointed by the Company and Vendor.

In January 2015, the Company and its majority shareholder and managing member brought a complaint (the “Complaint”) against the Vendor, as well as the Vendor’s current and former owners and managers, seeking damages relating to numerous actions, including several relating to the License Agreement and Vendor Agreements. In August 2016, the court granted the Vendor’s Motion for Summary Judgment. In January 2016, the Vendor filed a cross-complaint (the “Cross-Complaint”) against the Company and its majority shareholder and managing members alleging certain breaches relating to the Vendor Agreements and seeking damages for attorneys’ fees and costs incurred in responding to the Complaint. As of March 15, 2018, no accrual has been provided for this matter as management intends to vigorously defend these allegations and believes that the likelihood of an unfavorable outcome to the Cross-Complaint is neither probable nor estimable at this time.

On January 16, 2018, Monster and Noel Lee, the chairman and CEO of Monster, posted a bond on the Complaint and have filed an appeal of the judgement. On January 30, 2018, a judgement was issued against Monster and Noel Lee on the Cross-Complaint. On March 6, 2018, Monster and Noel Lee filed an appeal of the judgement.

In the event that this action is decided against the Company, the Company may have to pay several million dollars or more in damages which could strain its cash position.

One of our retailers accounts for a significant amount of our net sales, and the loss of, or reduced purchases from, this or other retailers could have a material adverse effect on our operating results.

In 2017, we had no customers which accounting for more than 10% of our gross sales. In 2016, two customers accounting for 21.9% of gross sales. We do not have long-term contracts with any of our retailers and all of our retailers generally purchase from us on a purchase order basis. As a result, retailers generally may, with no notice or penalty, cease ordering and selling our products, or materially reduce their orders. If certain retailers, individually or in the aggregate, choose to no longer sell our products, to slow their rate of purchase of our products or to decrease the number of products they purchase, our results of operations would be adversely affected.

We may be adversely affected by the financial condition of our retailers and distributors.

Some of our retailers and distributors have experienced financial difficulties in the past. A retailer or distributor experiencing such difficulties generally will not purchase and sell as many of our products as it would under normal circumstances and may cancel orders. In addition, a retailer or distributor experiencing financial difficulties generally increases our exposure to uncollectible receivables. We extend credit to our retailers and distributors based on our assessment of their financial condition, generally without requiring collateral, and sometimes are not able to obtain information regarding their current financial status. Failure of these retailers or distributors to remain current on their obligations to us could result in losses that exceed the reserves we set aside in anticipation of this risk. Additionally, while we have credit insurance against some of our larger retailers, there is no assurance that such insurance will sufficiently cover any losses. We are also exposed to the risk of our customers declaring bankruptcy, exposing us to claims of preferential payment claims. Financial difficulties on the part of our retailers or distributors could have a material adverse effect on our results of operations and financial condition.

Changes in the mix of retailers and distributors to whom we sell our products could impact our gross margin and brand image, which could have a material adverse effect on our results of operations.

We sell our products through a mix of retailers, including specialty, consumer electronics, big-box, sporting goods and mobile phone retailers and to distributors. The retail landscape is changing with consumers shopping habits shifting away from the traditional brick and mortar stores to online sales. Any changes to our current mix of retailers and distributors could adversely affect our gross margin and could negatively affect both our brand image and our reputation. We generally realize lower gross margins when we sell through our distributors, and therefore our gross margins may be adversely impacted if we increase product sales made through distributors as opposed to direct to our retailers. In addition, we sell certain products at higher margins than others and any significant changes to our product mix made available to our retailers could adversely affect our gross margin. A negative change in our gross margin or our brand image could have a material adverse effect on our results of operations and financial condition.

To remain competitive and stimulate customer demand, we must keep up with changes in technology and successfully manage frequent product introductions and transitions.

Due to the highly volatile and competitive nature of the industries in which we compete, we must continually introduce new products, services and technologies, enhance existing products and services, and effectively stimulate customer demand for new and upgraded products. In addition, our products must remain compatible with smartphones, tablets, computers and other similar consumer electronic devices that transmit audio. The success of new product introductions depends on a number of factors including: remaining compatible with changes in technology; timely and successful product development; market acceptance; our ability to manage the risks associated with the new product production ramp-up issues, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of products in appropriate quantities and costs to meet anticipated demand, and the risk that new products may have quality or other defects or deficiencies in the early stages of introduction. Accordingly, if technology changes and our products are no longer compatible or we cannot effectively introduce new products and manage transitions, our financial condition would be negatively impacted.

We face business, political, operational, financial and economic risks because a portion of our net sales are generated internationally and substantially all of our products are manufactured outside of the United States.

For the year ended December 31, 2017 international net sales were $26.6 million, or 46.3% of net sales. In addition, substantially all of our products are manufactured in China. In the past we have experienced increased lead-time from some of our manufacturers in China and we may encounter such increased lead-times in the future. Changing economic conditions in China may cause further issues with lead-time and impact the financial solvency of our third party manufacturers. Because we operate on a build-to-forecast model, extended lead-time can cause unexpected inventory shortages or excesses which may reduce our net sales.

In addition, we face business, political, operational, financial and economic risks inherent in international business, many of which are beyond our control, including:

●	difficulties obtaining domestic and foreign export, import and other governmental approvals, permits and licenses, and compliance with foreign laws, which could halt, interrupt or delay our operations if we cannot obtain such approvals, permits and licenses, and that could have a material adverse effect on our results of operations;

●	difficulties encountered by our international distributors or us in staffing and managing foreign operations or international sales, including higher labor costs, which could increase our expenses and decrease our net sales and profitability;

●	transportation delays and difficulties of managing international distribution channels, which could halt, interrupt or delay our operations;

●	longer payment cycles for, and greater difficulty collecting, accounts receivable, which could reduce our net sales and harm our financial results;

●	changes in the financial solvency of our third party manufacturers would impact our ability to receive inventory timely;

●	trade restrictions, higher tariffs, currency fluctuations or the imposition of additional regulations relating to import or export of our products, especially in China, where substantially all of our products are manufactured, which could force us to seek alternate manufacturing sources or increase our expenses, either of which could have a material adverse effect on our results of operations;

●	political and economic instability, including wars, terrorism, political unrest, boycotts, strikes, curtailment of trade and other business restrictions, any of which could materially and adversely affect our net sales and results of operations; and

●	natural disasters, which could have a material adverse effect on our results of operations;

●	disruptions in the global transportation network such as a port strike, and work stoppages or other labor unrest.

Any of these factors could reduce our net sales, decrease our gross margins and increase our expenses.

We are subject to laws and regulations worldwide, changes to which could increase our costs and individually or in the aggregate adversely affect our business.

We are subject to laws and regulations affecting our domestic and international operations in a number of areas. These U.S. and foreign laws and regulations affect our activities including, but not limited to, areas of labor, advertising, digital content, consumer protection and compliance, e-commerce, promotions, quality of services, mobile communications, intellectual property ownership and infringement, tax, import and export requirements, anti-corruption, foreign exchange controls and cash repatriation restrictions, data privacy requirements, environmental, health, and safety.

By way of example, laws and regulations related to consumer electronics in the many jurisdictions in which we operate are extensive and subject to change. Such changes could include, among others, restrictions on the production, manufacture, distribution, and use of devices. These devices are also subject to certification and regulation by governmental and standardization bodies. These certification processes are extensive and time consuming, and could result in additional testing requirements, product modifications, delays in product shipment dates, or preclude us from selling certain products. Compliance with these laws, regulations and similar requirements may be onerous and expensive, and they may be inconsistent from jurisdiction to jurisdiction, further increasing the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation could individually or in the aggregate make our products and services less attractive to our customers, delay the introduction of new products in one or more regions, or cause us to change or limit its business practices. We have implemented policies and procedures designed to ensure compliance with applicable laws and regulations, but there can be no assurance that our employees, contractors, or agents will not violate such laws and regulations or our policies and procedures.

If our relationship with our manufacturers terminates or is otherwise impaired, we would likely experience increased costs, disruptions in the manufacture and shipment of our products and a material loss of net sales.

We have no long-term contracts with our manufacturers and, as a result, our manufacturers could cease to provide products to us without notice. We have a limited number of manufactures we use and some of our products are produced by one manufacturer. We cannot be certain that we will not experience operational difficulties with our manufacturers, including reductions in the availability of production capacity, errors in complying with product specifications and regulatory schemes covering our products in our key markets, insufficient quality control, failures to meet production deadlines, increases in manufacturing costs and increased lead times. In the event our manufacturers experience operational or financial difficulties, or terminate our relationship, our results of operations could be adversely affected.

We have created a manufacturer selection and qualification program and are actively looking for new manufacturing sources in other countries and other regions of China. Qualifying new manufacturing sources may result in increased costs, disruptions and delays in the manufacture and shipment of our products while seeking alternative manufacturing sources, and a corresponding loss of net sales. In addition, any new manufacturer may not perform to our expectations or produce quality products in a timely, cost-efficient manner, either of which could make it difficult for us to meet our retailers’ and distributors’ orders on satisfactory commercial terms.

The failure of any manufacturer to perform to our expectations could result in supply shortages or delivery delays, either of which could harm our business.

Any shortage of raw materials or components could impair our ability to ship orders of our products in a cost-efficient manner or could cause us to miss the delivery requirements of our retailers or distributors, which could harm our business.

The ability of our manufacturers to supply our products is dependent, in part, upon the availability of raw materials and certain components. Our manufacturers may experience shortages in the availability of raw materials or components, which could result in delayed delivery of products to us or in increased costs to us. For example, we are dependent on the supply of certain components for our production of iPhone compatible headphones. These components are in high demand and we have experienced supply shortages in the past. Any shortage of raw materials or components or inability to control costs associated with manufacturing could increase the costs for our products or impair our ability to ship orders in a timely cost-efficient manner. As a result, we could experience cancellation of orders, refusal to accept deliveries or a reduction in our prices and margins, any of which could harm our financial performance and results of operations.

Our products and services may experience quality problems from time to time that can result in decreased sales and operating margin and harm to our reputation.

From time to time, our products may contain design and manufacturing defects. There can be no assurance we will be able to detect and fix all defects in the hardware we sell. Failure to do so could result in lost revenue, significant warranty and other expenses, and harm to our reputation.

Our business could suffer if any of our manufacturers fail to use acceptable labor practices.

We do not control our manufacturers or their labor practices. The violation of labor or other laws by a manufacturer utilized by us, or the divergence of an independent manufacturer’s labor practices from those generally accepted as ethical or legal in the United States, could damage our reputation or disrupt the shipment of finished products to us if such manufacturer is ordered to cease its manufacturing operations due to violations of laws or if such manufacturer’s operations are adversely affected by such failure to use acceptable labor practices. If this were to occur, it could have a material adverse effect on our financial condition and results of operations.

Changes in tariffs, import or export restrictions, Chinese regulations or other trade barriers may reduce gross margins.

We may incur increases in costs due to changes in tariffs, import or export restrictions, other trade barriers, or unexpected changes in regulatory requirements, any of which could reduce our gross margins. For example, the Trump administration proposed tariffs of as much as $60 billion against Chinese goods in Mid-March 2018. It is difficult to anticipate the impact on our business caused by the proposed tariffs or whether the proposed changes in tariffs will materialize in the future. Given the relatively fluid regulatory environment in China and the United States, there could be additional tax, tariffs or other regulatory changes in the future. Any such changes could directly and materially adversely impact our financial results and general business condition.

If we experience problems with our distribution network for domestic and international retailers, our ability to deliver our products to the market could be adversely affected.

We rely on our distribution facilities operated by third party supply chain providers for the majority of our domestic and international product distribution. Our distribution facilities utilizes computer controlled and automated equipment, which means the operations are complicated and may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, power interruptions or other system failures. We have experienced some of these problems in the past and we cannot assure you that we will not experience similar problems in the future. We maintain business interruption insurance, but it may not adequately protect us from the adverse effects that could be caused by significant disruptions in our distribution facilities, such as the long-term loss of retailers or an erosion of our brand image. In addition, our distribution capacity is dependent on the timely performance of services by third parties, including the shipping of product to and from our warehouse facilities. If we encounter problems with the facilities, our ability to meet retailer expectations, manage inventory, complete sales and achieve objectives for operating efficiencies could be materially adversely affected.

Our current executive officers are critical to our success and the loss of any of these individuals, or other key personnel, could harm our business and brand image.

We are heavily dependent upon the contributions, talent and leadership of our current executive officers. The loss of executive officers or the inability to attract or retain qualified executive officers could delay the development and introduction of, and harm our ability to sell our products and damage our brand, which could have a material adverse effect on our results of operations. Changes in management may have a negative effect on our business and operations. Our future success also depends on our ability to attract and retain additional qualified design and marketing personnel. We face significant competition for these individuals worldwide and we may not be able to attract or retain these employees.

Claims that we violate a third party’s intellectual property rights may give rise to burdensome litigation, result in potential liability for damages or impede our development efforts.

We cannot assure you that our products or activities do not violate the patents or other intellectual property rights of third parties. Patent infringement, trade secret misappropriation and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm our reputation. Such claims and proceedings can also distract and divert management and key personnel from other tasks important to the success of our business. In addition, intellectual property litigation could force us to do one or more of the following:

●	cease developing, manufacturing, or selling products that incorporate the challenged intellectual property;

●	obtain and pay for licenses from the holder of the infringed intellectual property right, which licenses may not be available on reasonable terms, or at all;

●	redesign or reengineer products;

●	change our business processes; and

●	pay substantial damages, court costs and attorneys’ fees, including potentially increased damages for any infringement or violation found to be willful.

In the event of an adverse determination in an intellectual property suit or proceeding, or our failure to license essential technology, our sales could be harmed and/or our costs could increase, which could harm our financial condition.

We may be subject to product liability or warranty claims that could result in significant direct or indirect costs, or we could experience greater returns from retailers than expected, which could harm our net sales.

We generally provide a limited warranty on all of our products. The occurrence of any quality problems due to defects in our products could make us liable for damages and warranty claims in excess of our current reserves. In addition to the risk of direct costs to correct any defects, warranty claims or other problems, any negative publicity related to the perceived quality of our products could also affect our brand image, decrease retailer and distributor demand and our operating results and financial condition could be adversely affected.

Changes in tax laws and unanticipated tax liabilities could adversely affect our effective income tax rate and profitability.

We are subject to income taxes in the United States and numerous foreign jurisdictions. Our effective income tax rate could be adversely affected in the future by a number of factors, including: changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and any repatriation of non-US earnings for which we have not previously provided for U.S. taxes. We regularly assess all of these matters to determine the adequacy of our tax provision.

Currency exchange rate fluctuations may disrupt our business and make our products less competitive, having a material adverse impact on our business.

With approximately 46.3% of our net sales for the year ended December 31, 2017 arising from foreign net sales, a growing percentage of our net revenues are derived from markets outside the U.S. Our international businesses operate in functional currencies other than the U.S. dollar. Products sold by our international businesses and the cost of these products may be affected by relative changes in the value of the local currencies of our subsidiaries and our manufacturers. Price increases caused by currency exchange rate fluctuations may make our products less competitive or have an adverse effect on our net revenues, margins and operating results. Currency exchange rate fluctuations may also disrupt the business of the contract manufacturers from which we source our products by making their purchases of raw materials more expensive and more difficult to finance. As a result, currency fluctuations may have a material adverse effect on our financial condition.

Additionally, concerns regarding the short- and long-term stability of the euro and its ability to serve as a single currency for countries in the Eurozone could lead individual countries to revert, or threaten to revert, to their former local currencies, potentially dislocating the euro. If this were to occur, the assets we hold in a country that re-introduces its local currency could be significantly devalued, the cost of raw materials or our manufacturing operations could substantially increase, and the demand and pricing for our products could be materially adversely affected. Furthermore, if it were to become necessary for us to conduct business in additional currencies, we could be subject to additional earnings volatility as amounts in these currencies are translated into U.S. dollars.

An information systems interruption or breach in security could adversely affect us.

Privacy, security, and compliance concerns have continued to increase as technology has evolved. We rely on accounting, financial and operational management information systems to conduct our operations.

Risks Related to Our Common Stock

There is currently no public trading market for our common stock and an active trading market for our common stock may not develop.

There is currently no public or other market for shares of our common stock. Although we intend to seek listing on a market, we may never become listed on a market or exchange and a liquid trading market for our common stock may not develop.

Even if our common stock becomes listed on a market, we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the market or how liquid that market might become. An active public market for our common stock may not develop or be sustained. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

Our common stock may be subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Because we became public by means of a reverse acquisition, we may not be able to attract the attention of brokerage firms.

Because we became public through a “reverse acquisition”, securities analysts of brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for the Company to retain or attract qualified officers and directors, which could adversely affect the management of its business and its ability to obtain or retain listing of its common stock.

The Company may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. The Company may have difficulty attracting and retaining directors with the requisite qualifications. If the Company is unable to attract and retain qualified officers and directors, the management of its business and its ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming the Company elects to seek and are successful in obtaining such listing) could be adversely affected.

If the Company fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results or detect fraud. Consequently, investors could lose confidence in the Company’s financial reporting and this may decrease the trading price of its stock.

The Company must maintain effective internal controls to provide reliable financial reports and detect fraud. The Company has been assessing its internal controls to identify areas that need improvement. It is in the process of implementing changes to internal controls, but has not yet completed implementing these changes. Failure to implement these changes to the Company’s internal controls or any others that it identifies as necessary to maintain an effective system of internal controls could harm its operating results and cause investors to lose confidence in the Company’s reported financial information. Any such loss of confidence would have a negative effect on the trading price of the Company’s stock.

Voting power of our shareholders is highly concentrated by insiders.

The Company’s officers and directors beneficially own approximately 93% of our outstanding shares of common stock. Such concentrated control of the Company may adversely affect the price of our common stock. If you acquire common stock, you may have no effective voice in the management of the Company. Sales by insiders or affiliates of the Company, along with any other market transactions, could affect the market price of our common stock.

We do not intend to pay dividends for the foreseeable future.

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

FORWARD-LOOKING STATEMENTS

Statements in this current report on Form 8-K may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this report, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to:

●	our ability to raise funds for general corporate purposes and operations, including our clinical trials;

●	the commercial feasibility and success of our technology;

●	our ability to recruit qualified management and technical personnel;

●	the success of our clinical trials;

●	our ability to obtain and maintain required regulatory approvals for our products; and

●	the other factors discussed in the “Risk Factors” section and elsewhere in this report.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this current report.

BUSINESS

Executive Summary

AA is a Nevada corporation formed on December 29, 2015 as a blank check company with no active business. AA’s registration statement on Form S-1 became effective on September 27, 2016, at 4:00 pm .

The Company filed a registration statement on Form S-1 with the Securities and Exchange Commission on May 27, 2016 (the “419 Registration Statement”). The 419 Registration Statement became effective with the SEC on September 27, 2016,. Pursuant to the 419 Registration Statement the Company offered (the “Offering”), a minimum of 250,000 shares of its common stock at $0.02 per share and a maximum of 1,000,000 shares of its common stock at a price of $0.02 per share. In addition, there were 15,000,000 shares of common stock registered for sale from the selling shareholders also at $0.02 per share. Shortly after the effective date of the 419 Registration Statement, the Company sold an aggregate of 1,000,000 shares of common stock to an aggregate of 34 shareholders. None of the 15,000,000 shares registered on behalf of selling shareholders were sold in the Offering.

The Offering was a “Blank Check” offering subject to Rule 419 of Regulation C (“Rule 419”) as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Under the Offering, the Company sold 1,000,000 shares of its common stock (“Deposited Securities”) at $.02 per share and received gross proceeds of $20,000 (“Deposited Funds”). The Deposited Funds and Deposited Securities were deposited in a non-interest bearing escrow account (the “Escrow Account”) with Branch Banking & Trust Company (the “Escrow Agent”). While held in the Escrow Account, the Deposited Securities were not traded or transferred. Except for an amount of up to 10% of the Deposited Funds otherwise allowed to be disbributed in accordance with Rule 419 , the Deposited Funds and the Deposited Securities could not be released until an acquisition meeting the requirements of Rule 419 has been consummated and 80% of investors reconfirm their investment in accordance with the procedures set forth in Rule 419. Pursuant to these procedures, a new prospectus, by means of filing a post-effective amendment to the 419 Registration Statement , which describes an acquisition candidate and its business and includes audited financial statements, was required delivered to all investors. AA is required to return the pro rata portion of the Deposited Funds to any investor who does  not elect to remain an investor. Unless 80% of investors elect to remain investors, all investors will be entitled to the return of a pro rata portion of the Deposited Funds and none of the Deposited Securities will be issued to investors. In the event an acquisition is not consummated by March 27, 2018 (18 months after the effective date of the Rule 419 Registration Statement), the Deposited Funds will be returned on a pro rata basis to all investors.

Upon the closing of Reverse Acquisition, AA obtained reconfirmations from the investors of their investment in AA by providing the investors a copy of this Current Report on Form 8-K on or about April 18, 2018 and asking them to confirm whether they reconfirm their investment in AA. Neither a post-effective amendment to the 419 Registration Statement nor a prospectus satisfying Rule 419 nor the 419 Registration Statement were ever filed with the SEC or sent to investors. All investors in the Offering provided a reconfirmation to AA. After receipt of these reconfirmations, the Deposited Funds were released from escrow and the Deposited Securities were delivered to the investors in book entry. The Deposited Funds that were released from escrow was paid to the Company’s former officers for reimbursement of expenses advanced by such officers.

After closing of the Reverse Acquisition, it came to the attention of new management that the Reverse Acquisition did not comply with the requirements under Rule 419 and the Rule 419 Registration Statement since (i) the Reverse Acquisition was not consummated within 18 months of the effective date of the Rule 419 Registration Statement (ii) AA never filed a post-effective amendment to the 419 Registration Statement, which included a new prospectus which described the Reverse Acquisition, the businesses of the Companies and included the Companies’ audited financial statements, (iii) a prospectus meeting the requirements set forth in (ii) above was never delivered to all investors and (iv) all investors did not reconfirm their investment in accordance with the requirements under Rule 419.

In connection with the entry into the Share Exchange Agreement and the consummation of the Reverse Acquisition, the Companies relied upon advice provided by its advisors and counsel along with representations made by former management of compliance by AA with all applicable laws and the satisfaction of all necessary requirements under the Rule 419 Registration Statement and Rule 419 for the entry into and the consummation of the transactions contemplated by the Share Exchange Agreement. If prior to the Closing Date the Companies were properly advised that AA (i) had not complied with Rule 419 or the terms of the blank check offering disclosed in the 419 Registration Statement for the Offering and (ii) did not satisfy Section 1.02 of the Share Exchange Agreement, it would not have consummated the Reverse Acquisition with AA.

Since AA did not consummate an acquisition meeting the requirements of Rule 419 within 18 months after the effective date of the 419 Registration Statement, we are required to return the Deposited Funds to the purchasers in the Offering and the Deposited Securities are required to be returned to AA. As indicated above, the former officers released the Deposited Funds to themselves for reimbursement of expenses advanced by such officers and the Deposited Securities were released to the investors in book entry form. Current management believes that the Escrowed Funds and the Escrowed Securities were released by the Escrow Agent based on representations made by former management of AA in accordance with Section 8 of the Escrow Agreement that, among other things, allowed AA to certify that (i) it had executed an agreement for the acquisition of a business the value of which represents at least 80% of the maximum offering proceeds (ii) it had filed the required post-effective amendment, (iii) the post-effective amendment had been declared effective, (iv) the mandated reconfirmation offer satisfied the conditions prescribed by Rule 419 had been completed and (v) AA satisfied all of the prescribed conditions of the reconfirmation offer.

While current management is continuing to evaluate its options and potential recourse against AA’s former management and directors as well as the Companies own advisors, former management and counsel for the actions described above, Mr. Lee has decided it to be in the best interest of AA and the Companies to loan AA the money to repay the Deposited Funds to the investors as soon as commercially practicable upon receipt of current contact information for such investors. While AA intends to try and complete this unwinding of the Offering on or prior to January 15, 2019, there can be no assurance that AA will be able to get in contact with any such investors to unwind their investment. Upon confirmation of receipt of such Deposited Funds by an investor, AA shall cancel the Deposited Shares currently held in book-entry form held in the name of such investor.

Monster, Inc. together with approximately ten of its affiliates and subsidiaries created and established the Monster’s brand as end-to-end high-quality audio solutions for consumer and professional use. Starting at the “electrical outlets,” we deliver surge protectors, high quality cables to carry audio signals, and headphones and speakers to deliver high quality sound featuring Pure Monster Sound Technology. We have a portfolio of over 500 patents and over 3,000 trademarks in the United States and internationally. We offer over 5,000 different products in over 160 countries worldwide. Monster has historically sold the majority of its products through retail distribution with limited online sales.

We currently offer five primary categories of consumer products, which are cables, headphones, speakers, power and other mobile phone accessories and add-ons, such as portable chargers and screen cleaning spray . Monster’s sales of its products grew steadily in the past 25 years and exponentially with the introduction of Beats headphones from 2007 to 2012. In 2012, Monster achieved sales of over $1.0 billion in revenues primarily driven by Beats headphones. In December 2012, the partnership between Monster and Beats, under which Monster had the exclusive manufacturing and distribution rights to the Beats headphones, was terminated on December 31, 2012, when Beats provided notice of termination, exercising a so-called “change of control” provision in the parties’ agreement under which Monster’s exclusive manufacturing and distributing rights expired with the acquisition by HTC America Holding (“HTC”) of 51% of Beats. This termination dramatically interrupted Monster’s product lines and strategies.

Monster contends in the “fraud” litigation filed against Beats in 2015 ( Monster, Noel Lee v. Beats Electronics, HTC America Holding and Paul Wachter, trial court No. BC595235; Appellate No. B288598) that the sale of 51% of Beats to HTC was a fraudulent transaction, designed solely to effectuate a termination of Monster’s exclusive manufacturing and distribution rights, and make possible the anticipated sale of Beats to Apple for $3.2 billion.

The remaining obligations between Monster and Beats (i.e. those in addition to the obligation of Beats to pay damages to Monster and Noel Lee in connection with the “fraud” litigation referenced above), are those outstanding financial obligations of Monster to Beats and Beats to Monster in connection with the sales of Beats headphones during the last period of Monster’s distribution of the Beats headphones, June 1, 2012, through December 31, 2012, as established by the final “settlement” agreements between the parties, i.e. the Distribution Agreement, the Termination Agreement, the Sales Representation Agreement and the Royalty Agreement, all the Agreements which are the subject of the claims and cross-claims asserted in the “audit” litigation between Beats and Monster (Beats Electronics vs. Monster- Case No. BC675937), currently pending in the Los Angeles Superior Court. Monster contends in this litigation that when the results of the final audits which have now been completed by Price Waterhouse are combined or totaled (offsetting those amounts owed by Monster to Beats against those amounts owed by Beats to Monster), Beats owes Monster approximately $35 million. Beats contends in the audit litigation that approximately $105 million that the Price Waterhouse auditors determined Beats owes Monster for inventory buyback and reimbursement of certain payments by Monster in connection with its distribution of Beats headphones, has been waived by Monster’s failure to sue Beats for nonpayment of this amount in the earlier litigation, and not until January of 2018 when Monster filed its cross-claims in this litigation.

After the departure of Beats, the management of Monster indicated that it has expanded its product mix to include several headphone lines, a High-Definition Multimedia Interface (“HDMI”) cable and a home audio service line named “SoundStage.”

Monster’s current business strategy is shifting focus away from simply building its product range to pursuing alternative retail platforms and implementing new marketing campaigns. Over the next five years, Monster’s business strategy is to revitalize relationships with the Company’s existing retail relationships as well as target expansion into new retail venues.

Background and History

The management team believes that Monster is a well-recognized provider of high quality consumer electronics and accessories. Monster was the pioneer in the development and retail of high-quality audio products, starting from audio cables. At its inception, Monster was the market leader in the production of quality audio cables and centered its organizational model around the supplying industry. Through the addition of complimentary products over time, Monster has introduced sales tactics utilized by retailers to increase profit margin through “attachment” selling, involving bundling products to the customers. In addition to its cable business, Monster further expanded into new markets. In 1988, Monster launched “Monster Power,” providing high quality AC power sources to audio/video components and computer products and high joule surge protectors for home theater and audio applications. In 2008, we again diversified its product offering with its partnership with Beats Headphones (“Beats”). Monster engineered the technology for Beats, designed, manufactured, and distributed Beats headphones, which achieving a market share of approximately 40% in 2012. In the same year, Beats and Monster terminated the relationship. Thereafter, from 2013 to 2015, Monster launched several headphone lines, reinvented HDMI cables, and improved the home audio devices, including SuperStar series and SoundStage series. Since 2016 up to the date of this current report on Form 8-k, Monster continues its innovation, such as Monster SuperStar, one of the world’s smallest portable wireless speakers as of the date of this current report and Power Bank, a line of small but powerful batteries for mobile devices.

The following is Monster’s organizational structure upon completion of the Reverse Acquisition.

Management Team

Our management is led by Mr. Noel Lee, the founder of Monster, and a skillful and devoted executive team, including the chief operating officer, chief financial officer, and chief technology officer as well as other key employees. Our research and development team members have extensive experience in developing new products and technologies with full awareness of the market demand and consumer trends. Our marketing and sales department consists of talents that are devoted to utilizing creative methods and avenues to increase our market shares in various markets, such as cables, audio devices, speakers, headphones, power products, and mobile phone accessories. Our current board of directors (the “Board”) consists of Mr. Noel Lee, our chairman of the Board and Chief Executive Officer, and Mr. Fereidoun Khalilian, the Chief Operating Officer and interim President. We plan to expand our Board by electing additional board members, including independent directors, in the future.

Monster Products

Monster currently offers five primary categories of consumer products, which are cables, headphones, speakers, power and other mobile-related accessories.

Cables

Cables were Monster’s first product offering, based on its observation that the market was lacking high quality audio cables in the music industry. Monster introduced the industry-first high performance speaker cable in 1978. We expanded dramatically from there and now offer a range of applications, including audio, computer, HDMI, mobile phone, music/instrument, speaker, video and headphone cables.

Headphones

Aiming to preserve the sound quality, Monster engineered and developed its own headphones with a focus on high definition audio and strong bass without overpowering audio quality. Monster offers a variety of headphones, such as wireless, in-ear, on-ear and over-ear. Monster’s current headphone family includes ClarityBT DS, ClarityHD, Fatal1ty, iSport Wireless, iSport Wired, NTune and Elements.

Speakers

Monster’s speaker line includes both portable speakers and wireless home theater speaker systems. Monster’s portable boom box range was designed to promote sharing music, dancing, skateboarding and other shared activities via the boom box speaker. The Monster speakers vary by sizes and can connect via Bluetooth to mobile devices. Our SoundStage software allows playback of music through individual speakers or the collective speakers throughout an entire home.

Power Products

Monster Power was launched in 1988 following the success of Monster cable products. Monster discovered the niche market of power source for portable devices because it believes that all electronics require connection to a power source. Monster’s portable power products include mobile power units, car power plugs and wall outlets. The power product range also includes Monster’s home theater power systems, which were introduced as a “clean” power system, effectively reducing debris, noise and interference from outside sources. Monster’s power systems currently have applications ranging from home theaters to professional recording studios. Monster power products feature surge protection with fire-proof technology MOV compression circuits. Our ceramic MOV has become a widely accepted product to safeguard against power surges and protect the power systems from fires, power surges caused by natural disasters and power outages. Monster’s latest power product range includes Power Stations, which are rechargeable power stations for mobile phones, blue tooth speakers and laptops.

Other Monster Products

Monster also provides accessories and add-ons for mobile phones, such as portable chargers and cables, as well as its ScreenClean, a type of non-alcohol cleaning spray that can be applied to any types of screens, including TVs, tablets and smartphones. In addition, Monster offers a range of portable chargers and batteries with various capacity and charging rates, such as reinforced cables and adapters for charging technology.

Goals

Our Monster team is devoted to providing high quality consumer electronic products and outstanding customer services. We are shifting our business focus away from simply expanding the product range to pursuing alternative retail platforms and implementing new marketing campaigns to amplify our brand recognition and marketing effects. We evaluate the demand factors for each product line and develop our products to better fulfill its demand. The termination of our relationship with Beats disrupted our revenue, approximately 80% of which in 2012 derived from sales of Beats headphones. In the post-Beats era, we have been adjusting our team to a smaller scale and at the same time exploring new avenues to revitalize our business. In 2017, Monster established a new executive team to engineer and implement performance-based initiatives and programs to bring back profitability to Monster. Over the next five years, Monster’s retail strategy will focus on expanding distribution with existing traditional retail customers (national CE, mass market, independent A/V, TV/regionals, warehouse/clubs) and new alternative retail channels (travel, hotels/resorts, cruise lines, outdoor recreation, home shopping, stadiums, college book stores, military, drug/grocery, B2B, fashion/department stores, and shows/festivals)

Patents & Proprietary Rights

Our success depends in part on our ability to protect our technologies and products by obtaining and maintaining a strong proprietary position. To develop and maintain our position, we intend to continue relying upon patent protection, trademark registration, trade secrets, know-how, continuing technological innovations and licensing opportunities. We intend to seek patent protection whenever available for any products or product candidates and related technology we develop or acquire in the future.

We have a portfolio of over 500 U.S. and international patents. Our patents protect our position as an industry leader in the consumer electronic space. We have a talented team of designers and engineers that create innovative products, cutting edge technologies and designs that differentiate us from our competitors. We endeavor to protect our new products, design and technologies from both the utility and design perspective to identify the new opportunities for patent protection. We continue to focus our patent application and maintenance efforts on technologies that can provide meaningful benefits to our consumers and competitive advantages to us. We have design patents covering headphones, power banks, cables, speakers, mobile and power. We have key patents surrounding cable, power and audio products. We have been awarded utility patents on certain features and technologies used in some of our products, such as clean power. We cannot guarantee that any pending future patent applications we have filed will result in the successful grant of a patent, or that if patents are issued to us, that such patents will provide meaningful protection against our competitors or against competitive technologies.

We have the trade name “Monster” and the Monster logo and trademark on our Monster products. We believe that having distinctive marks that are registered and readily identifiable is an important factor in identifying and reinforcing our brand and in distinguishing our products from those of our competitors. We consider our Monster trademark and our big M logo trademark and copyrighted design to be among our most valuable assets and we have registered these trademarks in 38 countries. Each trademark registered with the U.S. Patent and Trademark Office has duration of ten years and trademarks registered outside of the United States normally have duration of twenty years depending upon the jurisdiction. Trademarks are generally subject to an indefinite number of renewals upon appropriate application.

Research and Development

We have a talented research and design team that is experienced in engineering and creating new electronic products. We are currently developing a number of new product lines, including Monster TV and safe portable Monster power products. We are co-developing Monster TV with Hisense, a well-recognized television brand and manufacturer based in China. Our future safe power products include single chargers, multi-charging stations and wireless charging. The first product of this type will be “The Executive” Monster Power Bank which will include both a speakerphone and battery charging station.

Design and Manufacturing

Monster’s operating model is designed to be dynamic and adaptive to changing trends. Our business model centers around three interrelated pillars, including (i) the Monster brand, (ii) the product design and manufacturing process, and (iii) the marketing, sales and distribution process. The management team constantly searches for undersupplied sales channels with limited competition and captive audiences. Currently Monster focuses on identifying new markets via various venues, such as stadiums, arenas, music festivals, hotels and restaurants. Through dynamic targeted sales process, Monster will be able to adapt its products to respond to the changing consumer needs and tastes. We emphasize timely turnaround of the design to manufacturing process. Monster outsources its manufacturing to offshore contract parties, with which Monster has long-lasting relationships.

Marketing, Distribution and Sales

In addition to the traditional sales channels, Monster’s sales team is in the process of forming strong or exclusive bonding with strategic partners in automobile, entertainment and lodging businesses. Our past targeted partnerships include collaborations with Viacom, WPT, Adidas and Diesel with respect to headphones and exclusive provision of in-car audio for Lamborghini’s Veneno Roadster. The Company is currently negotiating with automobile companies and restaurant companies with respect to co-development opportunities or marketing co-branded products. Collaboration with well-known organizations in other industries promotes and Monster’s brand recognition and product development. We believe these relationships with business leaders in various industries increase our followers on large social media. Social media marketing campaigns and strategic collaboration have, as of the date of this current report, produced meaningful sales for Monster.

Meanwhile, Monster is focused on strengthening its existing retail and e-commerce relationships. The Company has distributor and customer relationships across the U.S., Canada, Europe, Middle East, Africa and Asia Pacific. In 2016, Monster entered into a distribution agreement with Brightstar Corporation, a leading consumer electronics distributor, to leverage Brightstar’s network in Japan, Korea, India, Australia, New Zealand, and certain other countries. We generate sales revenues in the Asia Pacific region primarily through various licensing arrangements. In November 2017, Monster entered into a distribution services agreement with Technicolor Home Entertainment Services, Inc. and Technicolor Home Entertainment Services Southeast, LLC (collectively “Technicolor”), pursuant to which Technicolor provides warehousing, distribution and freight management services for Monster’s products that will be sold to Monster’s vendors, retail customer distribution centers and customers directly in the United States.

Our Market

We primarily design, engineer, market and sell headphones, cables, docks, speakers, power products and mobile accessories. Therefore, our operations fall under the category of consumer electronic retail. Driven by growth in disposable income and number of household, the retail market for consumer electronics grew at an annualized rate of 3.7% for a period of five years to approximately $19.6 billion in 2016. In the next five years from 2016, IBISWorld forecasts the industry to grow at an annualized rate of 3.8% to approximately $23.6 billion in 2021.

The retail market of consumer electronics is driven by the following factors, technological development, E-Commerce platforms, foreign outsourcing and product importing, household disposable income, and consumer taste. The retail market for consumer electronics consists primarily of six segments, which are multichannel audio equipment; individual components; Bluetooth speakers and radios; headphones; cables; and speakers.

Competition and Advantages

The consumer electronics industry is highly competitive, with the introduction of new competitors, as well as increased competition from established companies expanding their product portfolio. On the TV and home theater side, we face competition in cables, surge/power and screen cleaning. These companies include, among others, AudioQuest, AmazonBasics, Belkin, Monoprice (for cables); APC, CyberPower, Belkin, GE by Jasco, Furman, Panamax, Tripp Lite (for surge/power); and Endust, iKlear, CleanScreen, Windex, (for screen cleaning)

We face competition from consumer electronics brands that have historically dominated the audio and gaming headphone market, in addition to sport brand and lifestyle companies that also produce headphone products. These companies include Apple (which includes Beats by Dr. Dre, which was purchased by Apple in 2014), Astro, Bose, JBL by Harman, Jaybird, LG, Logitech, Jabra, JLab, Sennheiser, Sony, Razer, Turtle Beach, and VModa, to name a few. These competitors may have significant competitive advantages, including greater financial, distribution, marketing and other resources, longer-operating histories, better brand recognition among certain groups of consumers, and greater economies of scale. In addition, these competitors have long-term relationships with many of our larger retailers that are potentially more important to those retailers. As a result, these competitors may be better equipped to influence consumer preferences or otherwise increase their market share by:

●	quickly adapting to changes in consumer preferences;

●	readily taking advantage of acquisition and other opportunities;

●	discounting excess inventory;

●	devoting greater resources to the marketing and sale of their products, including significant advertising, media placement and product endorsement;

●	adopting aggressive pricing policies; and

●	engaging in lengthy and costly intellectual property and other legal disputes.

Additionally, the industry in which we compete generally has low barriers to entry that allow the introduction of new products or new competitors at a fast pace. Some retailers have their own private-label products which compete directly with us. For example, for cables and surge (power), Dynex, Insignia, RocketFish by Best Buy; and Onn, Black Web by Walmart. Some retailers have begun to introduce their own private-label headphones. For example, onn by Walmart and heyday! by Target.

These products could reduce the volume of product they buy from us, as well as decrease the shelf space they allocate to our products. If we are unable to protect our brand image and authenticity, while carefully balancing our growth, we may be unable to effectively compete with these new market entrants or new products. The inability to compete effectively against new and existing competitors could have an adverse effect on our sales and results of operations, preventing us from achieving future growth

Competitive Strength

We believe our products and services are competitive because of the following strengths .

Recognized Brandname

Monster started its operations in audio equipment development in 1978 and has been recognized in the segments of cables, headphones, speakers, and power products. Monster’s brand represents music, fashion, high quality, high performance and activities, all of which permeate youth culture. The Monster brand symbolizes a fun, young and irreverent lifestyle combined with creativity and individuality.

High Impact Ambassadors

Monster was one of the first consumer electronic brands to work with leading athletes, DJs, musicians, artists and events within sports and the indie and hip-hop music genres. We partner with leading musicians and artists, such as Joe Perry, the lead guitarist and contributing songwriter for the American rock band Aerosmith, and Iggy Azalea, an Australian rapper, singer and songwriter, and numerous other musicians, athletes and youth culture influencers. Our ambassadors and partners embody our brands and provide us with trend and product ideas.

Innovation

Monster was the pioneer in the development and retail of high-quality audio products, starting with audio cables. Monster’s leading proprietary innovations include newly introduced HDMI cables and various settings for the headphones.

Over more than thirty years, we have increased employee headcount and spending towards research and innovation. 75% of our workforce is dedicated to research, innovation and product development. We have over 500 issued patents and 3000 trademarks domestically and internationally, with many other patents and trademarks pending.

Targeted Distribution

In addition to the relationships with big box retailers, such as Walmart and BestBuy, we tailor our audio products to the needs of a number of well-known companies in different industries, such as automobile, entertainment, and hospitality businesses.

Proven Management Team and Deep-Rooted Company Culture

In 2017, we have assembled a proven and talented management team that is led by Noel Lee, our founder and Chief Executive Officer, Fereidoun Khalilian, the Chief Operating Officer and interim President who joined Monster in 2017, and Felix Danciu, the interim Chief Financial Officer who also was recruited by Monster in 2017. Our executive team brings product design, branding, financial, marketing/sales and distribution expertise to Monster. Our management team shares a passion for youth culture and has the common goal of always producing the high quality audio products. Our culture and brand image enable us to attract and retain highly talented employees and managers who share our passion and view for innovation, creativity, music and youth culture.”

Employees

We currently have 139 full-time employees. We have employment contracts with most of our executive officers. And we intend to enter into employment agreements with other key personnel in the future.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This Management Discussion and Analysis (MD&A) contains “forward-looking statements”, which represent our projections, estimates, expectations or beliefs concerning among other things, financial items that relate to management’s future plans or objectives or to our future economic and financial performance. In some cases, you can identify these statements by terminology such as “may”, “should”, “plans”, “believe”, “will”, “anticipate”, “estimate”, “expect” “project”, or “intend”, including their opposites or similar phrases or expressions. You should be aware that these statements are projections or estimates as to future events and are subject to a number of factors that may tend to influence the accuracy of the statements. These forward-looking statements should not be regarded as a representation by the Company or any other person that the events or plans of the Company will be achieved. You should not unduly rely on these forward-looking statements, which speak only as of the date of this MD&A. Except as may be required under applicable securities laws, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this MD&A or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe under “Risk Factors” in this report. Actual results may differ materially from any forward looking statement.

Overview

Monster, Inc. (formerly known as Monster Cable Products, Inc.) was founded by Mr. Noel Lee in 1978 and is headquartered in South San Francisco, California. Monster Products, Inc. together with approximately ten of its affiliates and subsidiaries created and established the Monster’s brand as end-to-end high-quality audio solutions for consumer and professional use. Starting at the “electrical outlets,” we deliver surge protectors, high quality cables to carry audio signals, and headphones and speakers to deliver high quality sound featuring Pure Monster Sound Technology. We have a portfolio of over 500 patents and trademarks in the United States and internationally. We offer over 5,000 different products in over 160 countries worldwide. Monster has historically sold the majority of its products through retail distribution with limited online sales.

We currently offer five primary categories of consumer products, which are cables, headphones, speakers, power and other mobile phone accessories and add-ons, such as portable chargers, cables and screen cleaning spray. Monster’s sales of its products grew steadily in the past 25 years and exponentially with the introduction of Beats headphones from 2007 to 2012. In 2012, Monster and Beats terminated their relationship, which dramatically interrupted Monster’s product lines and strategies. After the departure of Beats, the management of Monster indicated that it has expanded its product mix to include several headphone lines, a High-Definition Multimedia Interface (“HDMI”) cable and a home audio service line named “SoundStage.”

Monster’s current business strategy is shifting focus away from simply building its product range to pursuing alternative retail platforms and implementing new marketing campaigns. Over the next five years, Monster’s retail strategy will focus on expanding distribution with existing traditional retail customers (national CE, mass market, independent A/V, TV/regionals, warehouse/clubs) and new alternative retail channels (travel, hotels/resorts, cruise lines, outdoor recreation, home shopping, stadiums, college book stores, military, drug/grocery, B2B, fashion/department stores, and shows/festivals)

Reverse Acquisition

On February 13, 2018, Atlantic Acquisition, Inc., a Nevada corporation, Monster, LLC, a Nevada limited liability company (“Monster Nevada”) and Monster, Inc., a California corporation (“Monster California” and together with Monster Nevada the “Monster Entities”) and each shareholder and member of the Monster Entities entered into a Share Exchange Agreement (the “Share Exchange Agreement”). (See Item1.01).

The closing for the Share Exchange Agreement occurred on April 12, 2018 ( the “Closing Date”). On the closing for the Share Exchange Agreement, each stockholder and member of Monster, Inc. and Monster, LLC sold and conveyed all of the shares he or she currently owned in Monster, Inc. and Monster, LLC to AA, which interest constituted 100% of all of the issued and outstanding ownership interests in the Monster Entities. In consideration for the acquisition of 100% of the Monster Entities, AA issued 300,000,000 shares of its common stock to the current stockholders of Monster Entities pro rata in the respective amounts set forth in the Share Exchange Agreement and an aggregate of 5,000,000 shares held by AA insiders was cancelled.

The Share Exchange was intended to constitute a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

Basis of Presentation

Our net sales are derived primarily from the sale of headphones, audio/video cables, surge protectors and audio accessories under the Monster brand names. Amounts billed to retailers for shipping and handling are included in net sales. Sales are reported net of estimated product returns and pricing adjustments. The Domestic segment primarily consists of Monster product sales to customers in the United States. The international segment primarily includes product sales to customers outside the United States.

Gross profit is influenced by cost of goods sold, which consists primarily of product costs, packaging, freight, duties and warehousing. We are experiencing higher product costs due to increasing material, freight and other costs of product. If we are unable to pass along these costs to our retailers and distributors or shift our sales mix to higher margin products, our gross profit as a percentage of net sales, or gross margin, may decrease.

Our selling, general and administrative expenses consist primarily of selling, marketing and advertising expenses, wages, related payroll and employee benefit expenses, distribution, commissions to outside sales representatives, legal and professional fees, travel expenses, utilities, other facility related costs, such as rent and depreciation, amortization of intangible assets and consulting expenses. The primary components of our marketing and advertising expenses include in-store advertising and maintenance of in-store assets, brand building fixtures, content creation, sponsorship of trade shows and events, promotional products and sponsorships for athletes, musicians and artists.

Results of Operations

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The following table sets forth selected items in our statements of operations in dollars (in thousands) and as a percentage of net sales for the periods presented:

	Year ended December 31,
	2017		2016
Net sales	$57,487	100.0%	$87,674	100.0%
Cost of goods sold	35,762	62.2%	61,674	70.3%
Gross profit	21,725	37.8%	26,001	29.7%
Selling, general and administrative expenses	44,198	76.9%	50,165	57.2%
Income (loss) from operations	(22,473)	(39.1)%	(24,164)	(27.6)%
(Gain) loss from foreign currency transactions	(1,053)	(1.8)%	563	0.6%
Other expense	1,023	1.8%	(30)	-%
Interest (income) expense	4,209	7.3%	3,981	4.5%
Income (loss) before income taxes and noncontrolling interests	(26,651)	(46.4)%	(28,677)	(32.7)%

Income taxes	93	0.2%	340	0.4%
Net income (loss)	(26,743)	(46.5)%	(29,018)	(33.1)%
Other comprehensive loss, net of tax	307	0.5%	362	0.4%

Comprehensive loss attributable to Monster, Inc.	$(27,050)	(47.1)%	$(29,380)	(33.5)%

Net Sales

The following table reflects our net sales for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2017	2016	$ Change	% Change
Net sales
Domestic	$30,896	$50,088	$(19,193)	(38.3)%
International	26,591	37,586	(10,995)	(29.3)%
Total net sales	$57,487	$87,674	$(30,188)	(34.4)%

Total net sales decreased (34.4) % from 2017 versus 2016, with decreased sales in both Domestic and International segments. Domestic and International net sales decreased primarily due to the impact of competition on product sales volume across all product categories and disruption in supply chain which affected sales. The impact of disruption in supply chain on net sales whereby product was not available to meet order demand was approximately ($16.3) million, with the remaining net sales decrease being driven by the impact of competition. This decrease in volume was partially offset by increases in pricing in the cable, speakers and power product categories.

The following are components of change in net sales compared to the prior year:

2017 vs. 2016
Volume	(41.7)%
Price	7.7%
Dilutions	(0.5)%
(34.4)%

The Company has stabled its supply chain which should reverse volume decreases but the Company will continue to experience increased competition due to the expansion of retail in-house brands on the cable and power markets. The increase in average selling price is not expected to continue and was driven by our cable, speakers and power product categories. The unfavorable impact of increases in sales dilutions further contributed to the net sales decrease.

Gross Profit and gross margin

	Year Ended December 31,
	2017	2016	$ Change	% Change
Gross profit
Domestic	$16,332	17,349	(1,017)	(5.9)%
International	5,393	8,652	(3,259)	(37.7)%
Total gross profit	$21,725	26,001	(4,276)	(16.4)%

The following tables reflect our gross profit and gross margin for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,		Basis Point
	2017	2016	Change
Gross margin %
Domestic %	52.9%	34.6%	1,822
International %	20.3%	23%	(274)
Total gross margin %	37.8%	29.7%	813

Our overall gross margins fluctuate based on sales volume mix between segments with overall product gross sales margins improving in terms of percentage of gross sales by 1.6%, changes in customer pricing with average selling prices increasing 1.2% overall, inventory management decisions with product freight costs decreasing in terms of percentage of net sales by 1.3%, dilutions including discounts and promotions which decreased in terms of percentage of net sales by 1.4%, and operational and fulfillment costs representing the remainder of the gross margin improvement.

Gross margins for our Domestic segment increased due to the favorable impact of a release of expired royalty obligations and decreases in product cost which in terms of percentage of net sales decreased by 6.9% and 14.4% respectively, but decreased for our International segment due to increases in product and freight costs which in terms of percentage of net sales increased by 4.8%.

Selling, General and Administrative Expenses

The following table reflects our selling, general and administrative expenses for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2017	2016	$ Change	% Change
Selling, general and administrative expenses	$44,198	$50,165	$(5,967)	(11.9)%
Selling, general and administrative expenses as a percent of net sales	76.9%	57.2%

SG&A expenses overall decrease was due to reductions in expenses across all functions, and driven by reductions in Headcount, Salaries, POP Displays/Samples, and Travel expenses. Management has taken several actions since 2016 including but not limited to, headcount reductions across all functional areas, negotiating with customers to lower returns and incentives under dealer programs, reducing marketing spend and branding partnerships to refocus on digital and social marketing, and eliminating unprofitable products and streamlining the product portfolio by reducing SKU count.

Income from Operations

Loss from operations was $(22.5) million and $(24.2) million for the year ended December 31, 2017 and 2016, respectively. Loss from operations as a percentage of net sales was (39.1) % and (27.6) % for the year ended December 31, 2017 and 2016, respectively. The overall decrease was the result of headcount reductions across all functional areas, negotiating with customers to lower returns and incentives under dealer programs, reducing marketing spend and branding partnerships to refocus on digital and social marketing, closing down its manufacturing facility in Tijuana, Mexico, and eliminating unprofitable products and streamlining the product portfolio by reducing SKU count.

Other Expense

Other expense was $0.0 million and $0.5 million for the year ended December 31, 2017 and 2016 respectively, which includes currency effects in Europe, Canada, China and Mexico.

Interest (Income) Expense

Interest (income) expense was $4.2 million and $4.0 million for the year ended December 31, 2017 and 2016, respectively. Interest expense is largely related to interest expense associated to shareholder notes.

Income Taxes

Income tax expense was $0.1 million and $0.3 million for the year ended December 31, 2017 and 2016, respectively. Our effective tax rate for the year ended December 31, 2017 and 2016 was 0.2% and 0.4%, respectively, and reflects change in mix between income in different taxing jurisdictions.

Net Loss Attributable to Monster, Inc.

The resulting net loss attributable to Monster, Inc. for the year ended December 31, 2017 and 2016 was $(26.7) million and $(29.0) million, respectively.

Liquidity and Capital Resources

Our primary cash needs are generally for working capital, inventory, and capital expenditures. Historically, we have generally financed these needs with operating cash flows as well as shareholder loans from our Majority shareholder. Operating cash flows as a source of liquidity may be impacted by fluctuations in demand for our products, ongoing investments in our infrastructure and expenditures on marketing and advertising.

The Company utilizes an accounts receivable factoring facility to gain advanced funds against its accounts receivable. For the year ended December 31, 2017 and 2016, the factoring facility provided advanced funding of $17.2 million and $37.3 million respectively. The facility is subject to factoring fees including a usage fee which is based on the Prime rate plus a fixed number of basis points, and discount and service charge fees which are a fixed percentage of each purchased invoice.

The Company believes that factoring agreements are very common agreements entered into by product manufacturing companies. Accordingly, the Company believes that the accounts receivable factoring arrangement which is not with a related party is an agreement that was entered into in the ordinary course of the Company’s business, and as such under Item 601 of Regulation S-K the Company does not believe that it is required to be filed as an exhibit.

The following table sets forth, for the periods indicated, our beginning balance of cash, net cash flows provided by and used in operating, investing and financing activities and our ending balance of cash:

	Year ended December 31,
	2017	2016
	(in thousands)
Cash and cash equivalents at beginning of year	$8,328	$9,506
Net cash (used in) provided by operating activities	(28,451)	(14,498)
Net cash provided by (used in) investing activities	(666)	(1,084)
Net cash (used in) provided by financing activities	28,014	14,683
Effect of exchange rate changes on cash and cash equivalents	571	(279)
Cash and cash equivalents at end of year	$7,796	$8,328

Net Cash (Used in) Provided by Operating Activities

Cash from operating activities consists primarily of net income (loss) adjusted for certain non-cash items including depreciation and amortization expense, loss on disposal of property and equipment, provision for doubtful accounts, non-cash interest expense, amortization of stock-based compensation expense and the effect of changes in working capital and other activities.

In 2017, net cash used in operating activities was $28.5 million and consisted of net loss of $(26.7) million less $(9.8) million for non-cash items, plus $8.1 million for working capital and other activities. Non-cash items consisted primarily of decreases of $10.1 million of accounts receivable allowances and reserves; partially offset by $1.4 million of depreciation and amortization. Working capital and other activities consisted primarily of decreases of accounts receivable of $13.0, decreases in inventories of $9.3 million; partially offset by decreases in accounts payable of $10.2 million, increases in prepaid expenses of $4.2 million.

In 2016, net cash used in operating activities was $14.5 million and consisted of net loss of $(29.0) million less $(5.6) million for non-cash items, plus $20.1 million for working capital and other activities. Non-cash items consisted primarily of decreases of $7.0 million of accounts receivable allowances and reserves; partially offset by $1.6 million of depreciation and amortization. Working capital and other activities consisted primarily of decreases in inventories of $17.8 million, decreases of accounts receivable of $13.1; partially offset by decreases in accrued liabilities of $6.2 million, decreases in accounts payable of $5.9 million.

Net Cash Provided by (Used in) Investing Activities

In 2017, net cash used in investing activities was $(0.7) million and consisted primarily of acquisition of property and equipment of $0.8 million.

In 2016, net cash used in investing activities was $(1.1) million and consisted primarily of acquisition of property and equipment of $0.8 million and of acquisition of trademarks $0.4 million.

Net Cash (Used in) Provided by Financing Activities

In 2017, net cash provided financing activities was $28.0 million and related to net borrowings under notes payable to shareholders of $30.2 million, partially offset by net repayment on accounts receivable factoring arrangement of $2.2 million. In 2016, net cash provided financing activities was $14.7 million and related to net borrowings under notes payable to shareholders of $22.7 million, partially offset by repayment of a bank loan of $7.9 million.

Management is continuing several initiatives, including driving sales, new product launches, additional cost reductions and finding ways to streamline business processes and reassess the business structure. The Company is working on several possibilities of equity source funding with strategic partners and possibly of a public offering through a reverse merger. Management’s goal is to continue to reduce operating losses and attempt to achieve breakeven financial results during 2018 or soon thereafter. Management expects to use cash on hand, borrowings from the Company’s majority shareholder and managing member or equity financing from third parties to achieve its 2018’s operational plan.

Contractual Obligations and Commitments

The following table summarizes, as of December 31, 2017, the total amount of future payments due in various future periods:

	Payments Due by Period
	Total	Less Than One Year	1-3 Years	4-5 Years	More Than Five Years
	(in thousands)
Operating lease obligations	$2,599	$767	$1,517	$315	$0
Total	$2,599	$767	$1,517	$315	$0

The Company is obligated under noncancelable operating lease agreements for its corporate headquarters, manufacturing facility, distribution center and certain equipment. Certain lease agreements provide for minimum base annual rentals adjusted for consumer price index fluctuations. The Company is also required to pay for property taxes and insurance on real estate leases. Total rent expense in 2017 and 2016 was $1,569,987 and $2,636,652, respectively.

Three months ended March 31, 2018 compared to three months ended March 31, 2017

The following table sets forth selected items in our statements of operations in dollars (in thousands) and as a percentage of net sales for the periods presented:

	Three Months ended March 31,
	2018		2017
Net sales	$7,776	100.0%	$15,260	100.0%
Cost of goods sold	5,310	68.3%	7,549	49.5%
Gross profit	2,466	31.7%	7,710	50.5%
Selling, general and administrative expenses	20,872	268.4%	10,875	71.3%
Income (loss) from operations	(18,406)	(236.7)%	(3,164)	(20.7)%
Gain from foreign currency transactions	125	1.6%	266	1.7%
Other expense	30	0.4%	(16)	(0.1)%
Interest (income) expense	(1,372)	(17.6)%	(721)	(4.7)%
Income (loss) before income taxes and noncontrolling interests	(19,623)	(252.4)%	(3,635)	(23.8)%
Income taxes	16	0. 2%	(5)	0.0%
Net income (loss)	(19,639)	(252.6)%	(3,630)	(23.8)%
Other comprehensive loss, net of tax	(51)	(0.7)%	(140)	(0.9)%
Comprehensive loss attributable to Monster, Inc.	$(19,690)	(253.2)%	$(3,769)	(24.7)%

Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

Net Sales

The following table reflects our net sales for the three months ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,
	2018	2017	$ Change	% Change
Net sales
Domestic	$3,204	$8,436	$(5,232)	(62.0)%
International	4,572	6,824	(2,252)	(33.0)%
Total net sales	$7,776	$15,260	$(7,484)	(49.0)%

Total net sales decreased (49.0) % for the three months ended March 31, 2018 versus the three months ended March 31, 2017, with decreased sales in both Domestic and International segments. Domestic and International net sales decreased primarily due to the impact of competition on product sales volume across the product categories and disruption in supply chain which effected sales. This decrease in volume was partially offset by increases in pricing in the cable and speakers product categories.

The following are components of change in net sales for the three months ended March 31, 2018 compared to the three months ended March 31, 2017:

2018 vs. 2017
Volume	(56.5)%
Price	12.8%
Dilutions	(5.3)%
(49.0)%

The Company has stabilized its supply chain which should reverse volume decreases but the Company will continue to experience increased competition due to the expansion of retail in-house brands on the cable and power markets. The increase in average selling price is not expected to continue and was driven by our cable and speakers product categories. The unfavorable impact of increases in sales dilutions further contributed to the net sales decrease.

Gross Profit and gross margin

The following tables reflect our gross profit and gross margin for the Three Months Ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,
	2018	2017	$ Change	% Change
Gross profit
Domestic	$1,320	$6,038	$(4,718)	(78.1)%
International	1,145	1,672	(527)	(31.5)%
Total gross profit	$2,466	$7,710	$(5,245)	(68.0)%

	Three Months Ended March 31,		Basis Point
	2018	2017	Change
Gross margin %
Domestic %	41.2%	71.6%	(3,038)
International %	25.1%	24.5%	55
Total gross margin %	31.7%	50.5%	1,882

Our overall gross margins fluctuate based on sales volume mix between segments, changes in customer pricing, inventory management decisions, discounts and promotions, product mix, and operational and fulfillment costs.

Gross margins for our Domestic segment decreased due to the favorable impact of a release of expired royalty obligations in the three months ended March 31, 2017, but increased for our International segment due to decreases in product costs.

Selling, General and Administrative Expenses

The following table reflects our selling, general and administrative expenses for the Three Months Ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,
	2018	2017	$ Change	% Change
Selling, general and administrative expenses	$20,872	$10,875	$9,997	91.9%
Selling, general and administrative expenses as a percent of net sales	268.4%	69.2%

SG&A expenses overall increase was due to advertising, tradeshow and other marketing expenses, partially offset by reductions in expenses across the functions, including reductions in Headcount, Salaries, and POP Displays/Samples expenses. Management has taken several actions since 2017 including but not limited to, headcount reductions across all functional areas, negotiating with customers to lower returns and incentives under dealer programs, and branding partnerships to refocus on digital and social marketing, and eliminating unprofitable products, streamlining the product portfolio by reducing SKU count, and moving distribution operations to a third party logistics company.

Income from Operations

Loss from operations was $(18.4) million and $(3.2) million for the three months ended March 31, 2018 and 2017, respectively. Loss from operations as a percentage of net sales was (236.7) % and (20.7) % for the three months ended March 31, 2018 and 2017, respectively. The overall increase was due to advertising, tradeshow and other marketing expenses, partially offset by reductions in expenses across the functions, including reductions in Headcount, Salaries, POP Displays/Samples expenses, and moving distribution operations to a third party logistics company.

Other Expense

Other expense was $0.2 million and $0.3 million for the three months ended March 31, 2018 and 2017 respectively, which includes currency effects in Europe, Canada, China and Mexico.

Interest (Income) Expense

Interest (income) expense was $1.4 million and $0.7 million for the three months ended March 31, 2018 and 2017, respectively. Interest expense is largely related to interest expense associated to shareholder notes.

Income Taxes

Income tax expense was $0.1 million and $0.1 million for the three months ended March 31, 2018 and 2017, respectively. Our effective tax rate for the three months ended March 31, 2018 and 2017 was 0.7% and 0.9%, respectively, and reflects change in mix between income in different taxing jurisdictions.

Net Loss Attributable to Monster, Inc.

The resulting net loss attributable to Monster, Inc. for the three months ended March 31, 2018 and 2017 was $(19.7) million and $(3.8) million, respectively.

Liquidity and Capital Resources

Our primary cash needs are generally for working capital, inventory, and capital expenditures. Historically, we have generally financed these needs with operating cash flows as well as shareholder loans from our Majority shareholder. Operating cash flows as a source of liquidity may be impacted by fluctuations in demand for our products, ongoing investments in our infrastructure and expenditures on marketing and advertising.

The following table sets forth, for the periods indicated, our beginning balance of cash, net cash flows provided by and used in operating, investing and financing activities and our ending balance of cash:

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Cash and cash equivalents at beginning of period	$7,816	$8,328
Net cash (used in) provided by operating activities	(17,455)	382
Net cash provided by (used in) investing activities	(52)	(341)
Net cash (used in) provided by financing activities	16,049	(1,484)
Effect of exchange rate changes on cash and cash equivalents	208	58
Cash and cash equivalents at end of period	$6,566	$6,944

Net Cash (Used in) Provided by Operating Activities

Cash from operating activities consists primarily of net income (loss) adjusted for certain non-cash items including depreciation and amortization expense, loss on disposal of property and equipment, provision for doubtful accounts, non-cash interest expense, amortization of stock-based compensation expense and the effect of changes in working capital and other activities.

For the three months ended March 31, 2018, net cash used in operating activities was ($17.5) million and consisted of net loss of $(19.6) million less $(1.5) million for non-cash items, plus $3.7 million for working capital and other activities. Non-cash items consisted primarily of decreases in accounts receivable allowances and reserves of ($1.5) million. Working capital and other activities consisted primarily of decreases in accounts receivable of $6.2 million, and increases in accounts payable of $5.0 million; partially offset by increases in prepaid expenses and other current assets of ($4.6) million, and decreases in accrued liabilities of ($3.2) million.

For the three months ended March 31, 2017, net cash provided by operating activities was $0.4 million and consisted of net loss of $(3.6) million less $(3.7) million for non-cash items, plus $7.8 million for working capital and other activities. Non-cash items consisted primarily of increases of $3.9 million of accounts receivable allowances and reserves; partially offset by cumulative translation adjustments of ($0.2) million. Working capital and other activities consisted primarily of decreases in accounts receivable of $6.9 million, decreases in inventories of $4.8 million, and decreases in prepaid expenses and other current assets of $1.0 million; partially offset by decreases in accounts payable of ($3.2) million, and decreases in accrued liabilities of ($1.7) million.

Net Cash Provided by (Used in) Investing Activities

For the three months ended March 31, 2018, net cash used in investing activities was $(0.1) million and consisted primarily of acquisition of trademarks of ($0.1) million.

For the three months ended March 31, 2017, net cash used in investing activities was $(0.3) million and consisted primarily of acquisition of property and equipment of ($0.3) million and of acquisition of trademarks ($0.1) million.

Net Cash (Used in) Provided by Financing Activities

For the three months ended March 31, 2018, net cash provided by financing activities was $16.0 million and related to net borrowings under notes payable to shareholders of $17.5 million, partially offset by net repayment on accounts receivable factoring arrangement of ($1.5) million. For the three months ended March 31, 2017, net cash used in financing activities was ($1.5) million and related to net repayment on accounts receivable factoring arrangement of ($3.0) million, partially offset by net borrowings under notes payable to shareholders of $1.5 million.

Management is continuing several initiatives, including driving sales, new product launches, additional cost reductions, and finding ways to streamline business processes and reassess the business structure. The Company is working on several possibilities of equity source funding with strategic partners as well as by a public offering through a reverse merger, with the goal of obtaining third party financing. Management’s goal is to continue to reduce operating losses and attempt to achieve breakeven financial results during 2018 or soon thereafter. Management expects to use cash on hand and/or equity financing from third parties to achieve its 2018’s operational plan.

Contractual Obligations and Commitments

As of March 31, 2018, there were no material changes to our contractual obligations and commitments as discussed in our annual report on Form 8-K for the year ended December 31, 2017.

Critical Accounting Policies and Estimates

As of March 31, 2018, there were no material changes to our critical accounting policies and estimates as discussed in our annual report on Form 8-K for the year ended December 31, 2017.

Recently Issued Accounting Pronouncements

As of March 31, 2018, there were no material changes to recently issued accounting pronouncements as discussed in our annual report on Form 8-K for the year ended December 31, 2017.

Related Party Notes Payable

At December 31, 2017, the Company had collateralized notes payable to shareholders totaling $100.5 million. At December 31, 2017, accrued interest on these notes amounted to $10.7 million, of which $10.6 million was included in accrued liabilities and $0.04 million was included in other liabilities. At December 31, 2016, the Company had collateralized notes payable to shareholders totaling $70.3 million.

At December 31, 2016, accrued interest on these notes amounted to $7.4 million, of which $1.7 million was included in accrued liabilities and $5.8 million was included in other liabilities. These notes payable bear interest at between 4.00% to 6.00% per annum, and mature between February 28, 2018 and April 30, 2020. Interest expense under notes payable to shareholders was $3.7 million and $3.1 million in 2017 and 2016, respectively.

On April 12, 2018, the Company issued an aggregate of 10,007,981 shares of Series A Convertible Preferred Stock to NL Finance Co, LLC and Noel Lee Living Trust dated November 28, 1998, two noteholders under common control of Mr. Noel Lee in exchange for the conversion of approximately $92,573,824 of the notes owed by Monster, LLC to the two noteholders. Such shares of Series A Convertible Preferred Stock shall not be convertible into the Company’s common stock until twenty-four (24) months from April 12, 2018 (the “Issuance Date”) and when convertible, may be converted to common stock of the Company in the sole discretion of the noteholders at the lower of $4.00 per share (the “Conversion Price”), or (i) the volume weighted average price (“VWAP”) for a period of twenty (20) trading days prior to conversion or (ii) if there is no active trading market for the Company’s Common Stock, then the Fair Market Value (the “FMV”) of the Company’s per share price of common stock . Unless defined herein, capitalized terms shall have meanings as set forth in the Convertible Note Exchange Agreement attached herein as Exhibit 10.2 and the certificate of designation of Series A Preferred Stock, which is attached herein as Exhibit 4.1.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Critical Accounting Policies and Estimates

Principles of Consolidation

The accompanying combined consolidated financial statements include the financial statements of INC and LLC, and their wholly owned subsidiaries. INC’s wholly owned subsidiaries comprised of MC California Limited (“MCCL”), Monster Cable International Limited (“MCIL”) and Monster Latino America Limited S DE RL DE CV (“MLAT”). LLC’s wholly owned subsidiaries comprised of MT Nevada Limited (“MTNL”), Monster Technology International Limited (“MTIL”), Monster Europe Limited (“MEL”), Monster Asia Pacific Limited (“MAPL”), Monster China Limited (“MCL”) and Monster Greater China Limited (“MGCL”). All intercompany transactions and balances have been eliminated in combination/consolidation. INC and LLC have been combined for presentation as the companies are under common control.

The Company consolidates a variable interest entity if the Company is the primary beneficiary of the entity. A company is a primary beneficiary if the enterprise has the power to direct the activities of a variable interest entity that most significantly impacts the entity’s economic performance. The Company performs an ongoing assessment of whether an entity is the primary beneficiary.

Use of Estimates

The preparation of the combined consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit and Economic Risk

The Company sells primarily to retailers in the consumer electronics market globally and its products are primarily manufactured in Asia. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company establishes reserves for estimated credit losses. The Company does not have any off-balance sheet credit exposure related to its customers. In 2017, no customers accounted for more than 10.0% of gross sales. In 2016, two customers accounted for 21.9% of gross sales. At December 31, 2017, two customers accounted for 23.6% of trade accounts receivable. At December 31, 2016, two customers accounted for 26.8% of trade accounts receivable.

In 2017, the Company purchased 70.8% of its materials inventory from five vendors. In 2016, the Company purchased 51.3% of its materials inventory from four vendors. At December 31, 2017, two vendors accounted for 24.7% of accounts payable. At December 31, 2016, two vendors accounted for 23.1% of accounts payable.

With its foreign operations, the Company enters into transactions in other currencies which are subject to risks associated with foreign currency rate fluctuations. The Company is also affected by the changing consumer preferences within the retail and consumer electronics market and within each geography. However, management believes that its future business endeavors as well as policies and procedures in place to monitor credit, customer concentration, and foreign currency and supply chain risks are adequate.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by that asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Management believes that no impairment exists for the Company’s long-lived assets at December 31, 2017 and 2016.

Product Warranty

The Company provides warranties on all power products in the period in which the revenue is recognized. The reserve for product warranties is the Company’s best estimate based on historical experience. The Company’s accrued product warranty costs are included in accrued liabilities on the accompanying combined consolidated balance sheets.

Income Taxes

INC has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code (S-Corporation status) for federal and state income tax purposes. As an S-Corporation, taxable income (loss) passes through to the shareholders; accordingly, the Company has not provided for federal income taxes in the accompanying combined consolidated financial statements. The Company provides for minimum state franchise taxes, where applicable. LLC is a limited liability company and is treated as a partnership for federal and state income tax purposes. As such, LLC is not subject to taxation; rather, any income tax liability is the responsibility of its members. Accordingly, LLC has not provided for federal or state income taxes in the accompanying combined consolidated financial statements.

The Company’s foreign taxable subsidiaries account for income taxes using the assets and liability approach. Accordingly, deferred tax assets and liabilities may arise from the differences between the tax basis of an asset or liability and its basis as reported in the combined consolidated financial statements. Deferred tax amounts are determined by using the local tax rates expected to be in effect when the taxes will actually be paid or refunded, as provided under currently enacted local tax laws. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes is comprised of the tax currently payable and refundable for the period, net of the change in deferred tax assets and liabilities during the year.

The Company accounts for unrecognized tax benefits using a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite the Company’s belief that the tax return positions are fully supportable. The reserves are adjusted in light of changing facts and circumstances, such as the outcome of tax audit. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate at December 31, 2017 and 2016.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in provision for income taxes. During 2017 and 2016, the Company recognized no such interest and penalties; and the Company had no interest and penalties accrued at December 31, 2017 and 2016.

Revenue Recognition

Revenue from sales of products is recognized, when persuasive evidence of an arrangement exists, delivery of the product has occurred, the price is fixed or determinable, and collectability is probable. Revenue is shown net of estimated returns, discounts, rebates and promotional allowances totaling $11.2 million and $21.9 million in 2017 and 2016, respectively. Other deductions from sales include shipping costs (freight out) totaling $4.1 million and $5.2 million in 2017 and 2016, respectively.

Royalty revenue is recognized when a noncancelable agreement is in force, the product has been sold by the counterparty, the royalty is fixed and determinable and collectability is reasonably assured.

Equity-Based compensation

The Company measures equity-based compensation cost for equity instruments issued to employees from INC and LLC as of the grant date based on the estimated fair value of the award. Equity-based compensation expense is recognized over the employee’s requisite service period (generally the vesting period of the equity grant). The Company has not applied an estimated forfeiture rate to unvested awards when computing stock-based compensation costs due to the insignificant number of historical forfeitures.

The Company measures equity-based compensation cost for equity instruments granted to nonemployees from INC and LLC based on the fair value of the award on the measurement date, which is the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached (a performance commitment), or the date at which the counterparty’s performance is completed. Equity-based compensation related to nonemployee awards is re-measured at each reporting period until the awards are vested.

For all grants made, the Company recognizes compensation cost under the straight-line method.

Fair Value Measurements

Fair value is defined in GAAP as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The hierarchy for this standard requires an entity to maximize the use of the observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are as follows:

Level 1	Quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2	Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a new standard on revenue recognition. This new standard redefines revenue recognition around the instance of transfer of control, rather than the transfer of risks and rewards, and also provides recognition guidance in instances of variable consideration, licenses and contract costs. This new standard is effective for annual reporting periods beginning after December 31, 2018 for nonpublic entities (January 1, 2019 for the Company), with early adoption permitted subject to certain limitations. The Company is currently evaluating the impact that the adoption of this standard may have on its combined consolidated financial condition and results from operations.

Item 3. Properties.

Our corporate headquarters are located at 601 Gateway Blvd., Suite 900, South San Francisco, CA 94080. In accordance to the amended lease agreement entered into in August 2017, Monster, Inc. rents approximately 11,540 rentable square feet for a monthly base rent of $39,200.00 per month with a term of five years that commenced in March 2017. Monster, LLC pays a base rent of $13,500.00 per month for its office space located at 4288 Polaris Avenue, Suite 105, Las Vegas NV 89103. Monster, LLC’s lease commenced on January 1, 2018 and will end on June 30, 2018 and has four six-month options to extend the lease, unless terminated before the ending date.

In addition, we lease office spaces in various countries and regions. Monster Cable International Limited, one of Monster, Inc.’s wholly owned subsidiaries, has rented office spaces at the location of Mill Road House, 1st floor, Town of Ennis, Barony of Islands, County of Clare, Ireland for a term of one year commencing from May 1, 2017. The quarterly base rent of our Ireland premises is €5,850.00 Euros. Monster Asia Pacific Limited, one of the wholly owned subsidiaries of Monster, LLC, leases its office spaces at the location of Kowloonbay International Trade & Exhibition Centre, 1 Trademart Drive, 12thfloor, Units 79, 81 and 83, Kowloon, Hong Kong. Monster Asia Pacific Limited pays the monthly base rent of approximately HK$85,824 and such lease has a term of three years commencing from December 15, 2015. Monster Greater China Limited, another wholly owned subsidiary of Monster, LLC, also leases its office at Kowloonbay International Trade & Exhibition Centre, with its address of 1 Trademart Drive, 12thfloor, Unit 89, Kowloon, Hong Kong. Monster Greater China Limited pays the aforementioned address a base rent of HK$28,608.00 per month for a period of three years commencing on December 16, 2015. Monster China Limited, whose primary beneficiary is Monster, LLC connected through a variable interest entity structure, leases its office at 1277 Beijing Road West, Suites 1405 and 1406, Shanghai, China, of approximately 198.95 square meters (2,141.48 square feet) for a monthly base rent of 22,998 RMB (approximately $3,666 U.S. dollars). Monster China Limited’s renewed lease started on August 1, 2017 and will end on July 31, 2018.

Item 4. Security Ownership of Certain Beneficial Owner and Management.

The following table sets forth certain information, as of the date of filing of this report, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned		Percentage of Common Stock (2)	Series A Preferred Stock Beneficially owned		Percentage of Series A Preferred Stock	Voting Right Percentage
Directors and Officers:
Noel Lee	253,337,690	(3)	80.17%	10,007,981	(4)	100%	81.89%
Fereidoun Khalilian	38,163,234		12.08%				11.03%
Art Hamilton	-						-
All officers and directors as a group (3 persons)	291,500,924		92.25%	10,007,981		100%	92.92%
Beneficial owners of more than 5%:
As listed above

* Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Monster, Inc., 601 Gateway Blvd., Suite 900, South San Francisco, CA 94080.

(2)	Applicable percentage ownership is based on 316,000,000 shares of common stock outstanding upon closing of the Reverse Acquisition. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of March 26, 2018 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Held by Lee Living Trust.

(4)	Held by NL Finance Co, LLC and Noel Lee Living Trust, both of which are beneficially owned by Noel Lee.

Item 5. Directors and Executive Officers.

Below are the names and certain information regarding the Company’s executive officers and directors following the acquisition of Monster.

Name	Age	Position

Noel Lee	69	Chairman of the Board and Chief Executive Officer

Fereidoun Khalilian	46	Interim President, Chief Operating Officer and Director

Art Hamilton	46	Interim Chief Financial Officer and Controller

Gerardo Lopez	47	Vice President of Products Operations - Global Supply Chain

Noel Lee, Chairman of the Board and Chief Executive Officer, founded the Company’s wholly-owned subsidiary Monster, Inc. on October 23, 1978 and since that time has been the its Chief Executive Officer and member of its board of directors. Mr. Lee has been a manager and Chief Executive Officer of Monster, LLC since December 2002. Since April 12, 2018, Mr. Lee has been Company’s Chief Executive Officer and chairman of the Company’s board of directors. Mr. Lee started his career in the laser fusion group for the Lawrence Livermore National Laboratory. He quit his engineering job in 1974 to play drums for a country rock band. After the band separated, he founded Monster Cable Products, Inc. (renamed as Monster, Inc.) in 1978 based on loudspeaker cables he invented and manufactured in his garage.

Since launching Monster, Inc. almost 40 years ago, Noel Lee has revolutionized music listening for millions of people. He began by conceiving and creating the first-ever premium loudspeaker cables, continued with unprecedented power conditioning products and more recently, headphones and Bluetooth speakers. Mr. Lee’s sound technology has dramatically enhanced the consumer music experience. In 2008, Mr. Lee transformed the personal audio industry with the creation and marketing of the Beats by Dre line of headphones. Using his knowledge of acoustics, manufacturing, and sound, Mr. Lee created headphones that delivered the bass and impact that urban and hip-hop music demanded. Noel Lee has been awarded dozens of industry leadership and philanthropic awards, including being inducted in the CTA Hall of Fame in 2015 and the Lifetime Achievement Award at the prestigious Plus X Awards® in Berlin. Mr. Lee graduated from California Polytechnic State University with a bachelor’s degree in mechanical engineering.

Fereidoun Khalilian, Chief Operating Officer, Interim President and Director, has served as our Chief Operating Officer of Monster, Inc. since May 2017 and a manager of Monster, LLC since February 2018 Mr. Khalilian has served as our Chief Operating Officer, Interim President and a member of our board of directors since April 12, 2018.

In or about August 14, 2000, the Federal Trade Commission (“FTC”) filed a complaint (“First Complaint”), in the United State District Court for the Middle District of Florida, Orlando Division, asserting various causes of action against multiple defendants, including Mr. Khalilian (“First Action”), for alleged violations of the Federal Trade Commission Act (“FTC Act”) and the Telemarketing Sales Rule, on the grounds that, defendants purportedly omitted material terms from advertisements for “‘free’ round trip airlines tickets” that were transmitted to customers. Specifically, the First Complaint alleged that Mr. Khalilian and his co-defendants, failed to disclose material restrictions on the use of the packages, such as required attendance at a timeshare sales presentation during the trip and other material costs and restrictions concerning the packages and the advertised “free” tickets, including, the refund policy.

In or about June 2001, the FTC and the defendants in the First Action, including Mr. Khalilian, entered into a Stipulated Final Order of Permanent Injunction (“First Order”), which, among other things: (i) resolved the First Action; (ii) permanently enjoined Mr. Khalilian from being involved with, including providing substantial assistance to others, in connection with telemarketing services that solicit consumers to purchase any product(s) or service(s) that purports to provide transportation, accommodations, or amenities usable during travel; (iii) required Mr. Khalilian to post a bond in the amount of $500,000 before engaging in other types of telemarking; and (iv) ordered Mr. Khalilian to pay $185,000 in consumer redress. Pursuant to the terms of the First Order, all defendants, including, Mr. Khalilian, were further required to comply with certain reporting and compliance provisions for a period of three (3) years from the date of entry of the First Order. Entering into the settlement was for settlement purposes and did not constitute an admission by Mr. Khalilian (or the other defendants) of a law violation or an admission of any of the allegations

In or about June 2010, the FTC filed a complaint (“Second Complaint”), in the United State District Court for the Southern District Court of Florida (“Second Action”), asserting a single cause of action of action for violations of the FTC Act against Mr. Khalilian and The Dolce Group Worldwide, LLC (“Dolce”). Specifically, the Second Complaint contends that Mr. Khalilian and Dolce, through Dolce d/b/a My Car Solution (“MYC”), allegedly employed deceptive marketing practices to sell purported “extended auto warranties,” by making misrepresentations that, among other things, defendants are calling from or on behalf of consumers’ car dealers or manufacturers to offer extensions on the consumers’ original warranties.

In or about November 2010, the FTC, Mr. Khalilian, and Dolce, submitted a Joint Motion for Entry of Stipulated Permanent Injunction and a Proposed Stipulated Permanent Injunction, which was granted by the Court on or about January 6, 2011 (“Second Order”). The Second Order, among other things: (i) resolved the Second Action; (ii) permanently restrained and enjoined Mr. Khalilian and Dolce from engaging or participating in telemarketing, whether directly or through an intermediary; and (iii) entered a monetary judgment in favor of the FTC and against Mr. Khalilian and Dolce, jointly and severally, in the amount of $4,255,209 plus interest pursuant to 28 U.S.C. § 1961. The Second Order also imposed certain enumerated reporting and compliance provisions, similar to those in the First Order, which were in effect from January 6, 2011 until January 6, 2018. Entering into the settlement was for settlement purposes and did not constitute an admission by Mr. Khalilian (or the other defendants) of a law violation or an admission of any of the allegations.

Art Hamilton, Interim Chief Financial Officer and Controller, has been the Chief Financial Officer _ of Monster, LLC and Monster, Inc. since November 2017 and became our the Interim Chief Financial Officer and Controller on April 12, 2018. Art Hamilton held accounting-related positions at various companies in the entertainment and gaming industry before joining Monster. Mr. Hamilton served as Chief Financial Officer at NYX Gaming Group Ltd from July 2014 to August 2016 and Executive Vice President, Finance to September 2017 in Las Vegas, Nevada. Mr. Hamilton was the Chief Accounting Officer at Spectrum Group International from May 2010 until February 2014. Mr. Hamilton received an M.B.A. from Northwestern University Kellogg School of Management in 2007 and a bachelor degree in accounting and business management from the University of Baltimore.

Gerardo Lopez, Vice President of Products Operations - Global Supply Chain, joined Monster in 2006 as a Supplier Quality Engineer with a strong background in audio and product specifications and became a Vice President of Products Operations of both Monster Inc. and Monster LLC in 2015. Since April 12, 2018, Mr. Lopez has been our Vice President of products Operations – Global Supply - Mr. Lopez has been at various positions with Monster all the way to the Vice President of Products Operations since 2015. Mr. Lopez received a bachelor degree of Industrial System Engineering from Technical State University in 1994.

The Company’s directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

The Company’s executive officers and key employees are all full-time employees.

Board Leadership Structure and Role in Risk Oversight

Due to the small size and early stage of the Company, we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined. As of the date of this Current Report, Mr. Noel Lee serves as both Chairman of the Board and Chief Executive Officer.

Our Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Company. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Involvement in Certain Legal Proceedings

To our knowledge, except as set forth above in this current report, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

Currently, the Board does not have any standing audit, nominating or compensation committees, or committees performing similar functions. The Company’s Board does not have any committee as, prior to the Acquisition, the Company had no operating business. After the Acquisition, the Company intends to elect additional independent directors to the Board and form audit, nominating and compensation committees as soon as practicable.

Item 6. Executive Compensation.

During its last two fiscal years, AA did not pay any compensation to its officers or directors.

The following table sets forth all compensation paid in respect of Monster’s principal executive officers and those individuals who are significant employees or received compensation in excess of $100,000 per year for 2016 and 2017.

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Option Awards (US$)	All other compensation (1) (US$)	Total (US$)

Noel Lee, Chairman and CEO	2017	-	-	-	19,086	19,086
	2016	864,821	-	-	-	864,821

Fereidoun Khalilian, interim President, COO and Director (2)	2017	8,015	-	-	-	8,015
	2016	-	-	-	-	-

Felix Danciu, former interim CFO and interim Managing Director (3)	2017	100,000	-	-	-	100,000
	2016	-	-	-	-	-

Art Hamilton, interim CFO and Controller (4)	2017	38,150	-	-	2,209	40,359
	2016	-	-	-	-	-

AJ Vadera, Former CFO (5)	2017	335,442	-	-	7,500	342,942
	2016	476,282	100,000	-	-	576,282

Gerardo Lopez, Vice President of Products Operations - Global Supply Chain	2017	240,630	-	-	30,278	270,908
	2016	241,577	-	-	-	241,577

(1)	Represents health benefits and the Company’s contribution to the employee’s 401(k).
(2)	Mr. Khalilian started his service at the Company in January 2017.
(3)	Mr. Danciu started his service at the Company in November 2017 and was terminated in March 2018.
(4)	Mr. Hamilton commenced working at the Company in November 2017.
(5)	Mr. Vadera was terminated in August 2017.

Mr. Lee’s compensation was discontinued in 2017 due to the operating performance of the Company and the fact that Mr. Lee was funding the operating losses during this period. Once the Company’s operating results are stabilized the Company will revise the compensation for Mr. Lee and other executive officers of the Company.

The Board is responsible for establishing, implementing and reviewing the compensation program for our executive officers, including our NEOs. The Board bases compensation decisions on the overall performance of the Company, legal and regulatory guidance, and market and industry data. These factors will be used to ensure that executive compensation is competitive in the market place to enable Monster to recruit, hire and maintain the most qualified executives in the industry.

The Company anticipates entering into employment agreement with Mr. Fereidoun Khalilian in the near future.

Outstanding Equity Awards at Fiscal Year-End

AA had no outstanding equity awards or equity compensation plan as of March 25, 2018. Effective as of the closing of the Reverse Acquisition on April 12, 2018, there are no share of Monster, Inc. or unit of Monster, LLC outstanding but unvested. We do not have any outstanding equity incentive plan to issue options or warrants to purchase common shares of Monster, Inc. or units of membership interest in Monster, LLC.

The following table sets forth outstanding equity awards to Monster’s named executive officers as of December 31, 2017.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option awards Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price (US$)	Option expiration date
Noel Lee	0	0	0	$0	-
Fereidoun Khalilian (1)	0	0	0	0	-
Felix Danciu (2)	0	0	0	0	-
Art Hamilton (3)	0	0	0	0	-
AJ Vadera (4)	0	0	0	0	-
Gerardo Lopez	0	0	0	0	-

(1)	Mr. Khalilian started his service at the Company in January 2017.
(2)	Mr. Danciu started his service at the Company in November 2017 and was terminated in March 2018.
(3)	Mr. Hamilton commenced working at the Company in November 2017.
(4)	Mr. Vadera was terminated in August 2017.

Director Compensation

Neither directors of AA nor directors of Monster received any compensation for services as directors for AA or Monster, respectively, during the fiscal years of 2016 and 2017.

Director Independence

Noel Lee and Fereidoun Khalilian are our current directors and neither is independent as defined under the Nasdaq Marketplace Rules. Effective upon the closing of the Reverse Acquisition on April 12, 2018, Noel Lee and Fereidoun Khalilian were elected as members of the Board of Directors of the Company. Immediately after the election of the two new directors, Robert Bubeck and Benny Doro resigned as officers and directors of AA.

Risk Management

The Company does not believe risks arising from its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Related Party Receivable

At December 31, 2017 and 2016, the Company had a loan receivable in the amount of $1.9 million and $2.0 million, respectively, from a relative of the majority shareholder. This loan does not bear interest or have a maturity date.

Related Party Notes Payable

At December 31, 2017, the Company had collateralized notes payable to shareholders totaling $100.5 million. At December 31, 2017, accrued interest on these notes amounted to $10.7 million, of which $10.6 million was included in accrued liabilities and $0.04 million was included in other liabilities. At December 31, 2016, the Company had collateralized notes payable to shareholders totaling $70.3 million. At December 31, 2016, accrued interest on these notes amounted to $7.4 million, of which $1.7 million was included in accrued liabilities and $5,778,011 was included in other liabilities. These notes payable bear interest at between 4.00% to 6.00% per annum, and mature between February 28, 2018 and April 30, 2020. Interest expense under notes payable to shareholders was $3.7 million and $3.1 million in 2017 and 2016, respectively.

On April 12, 2018, the Company issued an aggregate of 10,007,981 shares of Series A Convertible Preferred Stock to NL Finance Co, LLC and Noel Lee Living Trust dated November 28, 1998, two noteholders under common control of Mr. Noel Lee in exchange for the conversion of approximately $92,573,824 of the notes owed by Monster, LLC to the two noteholders. Such shares of Series A Convertible Preferred Stock shall not be convertible into the Company’s common stock until twenty-four (24) months after April 12, 2018 (the “Issuance Date”) and when convertible, may be converted to common stock of the Company in the sole discretion of the noteholders at the lower of $4.00 per share (the “Conversion Price”), or (i) the volume weighted average price (“VWAP”) for a period of twenty (20) trading days prior to conversion or (ii) if there is no active trading market for the Company’s Common Stock, then the Fair Market Value (the “FMV”) of the Company’s per share price of common stock . Unless defined herein, capitalized terms shall have meanings as set forth in the Convertible Note Exchange Agreement attached herein as Exhibit 10.2 and the certificate of designation of Series A Preferred Stock, which is attached herein as Exhibit 4.1.

Item 8. Legal Proceedings

Except as listed below, we not are parties to any material legal proceedings:

1.	Monster, Inc. v. Benford Ventures, LLC, et al.

On February 22, 2016, Monster brought suit against Benford Ventures, LLC and its principal, Vassal Benford (collectively, “Benford”) arising out of damages incurred by Monster as an alleged result of misrepresentations and broken promises by Benford in connection with its production of a show sponsored by Monster at the CES 2016 Event. In response, on November 7, 2016, Benford filed a Cross-Complaint against Monster and Noel Lee, in which it contended that then breached certain contracts that had been entered into by the parties, which resulted in substantial damages to Benford. The parties entered into a settlement of all claims, and the litigation was dismissed on August 14, 2017.

2.	Class actions- false advertising case

Benjamin A. Perez, on his own behalf and on behalf of all others similarly situated, v. Monster, Inc., Best Buy Stores, LP and BestBuy.com, LLC, United States District Court, Northern District of California, filed on August 25, 2015. Perez is a false advertising case that challenges statement made on the packaging of certain Monster HDMI cables. Among other things, Perez alleged the cause of action in violation of the Magnuson Moss Warranty Act, breach of express warranty and implied warranty of merchantability. This case is presently stayed pending settlement of Joseph v. Monster, Inc., et al. as discussed below.

Amy Joseph and Robert O’Brien, individually and on behalf of all others similarly situated, v. Monster, Inc., Best Buy Stores, L.P. and BestBuy.com, LLC, Circuit Court of Cook County, Illinois, County Department, Chancery Division, filed on September 22, 2015. This case challenges the same labeling representations challenged in Perez. Plaintiffs alleged causes of actions, among other claims, violation of the Illinois Consumer Fraud and Deceptive trade Practices Act and breach of express warranty and implied warranty of merchantability. On June 30, 2016, Monster, Inc. agreed to settle the Joseph case on a class basis. Plaintiff in the Perez matter intervened in this litigation and objected to the settlement which delayed the preliminary approval hearing that was scheduled on March 6, 2017. The Circuit Court of Cook County certified a settlement class and a ruling on preliminary approval was set for March 9, 2018. The Perez action was stayed pending final approval of the Joseph action.

During the intervention proceedings, Monster and its counsel believed that the objector, Perez, did not own one of the HDMI cables at issue and made various misrepresentations to the Court in support of intervention. Monster, Best Buy, and Plaintiffs filed motions for sanctions against Perez and his counsel, seeking to recover their costs and fees incurred in connection with Perez’s intervention. Perez and his counsel denied that they made any false statements, and the Court was therefore required to hold a two-day evidentiary hearing on the motions for sanctions. A ruling on the motions for sanctions is pending. Perez recently filed a retaliatory motion for sanctions against Monster, Best Buy and their counsel. Monster’s counsel believes that this motion lacks any merit whatsoever.

The management of Monster is seeking to settle the Joseph case and move for sanctions against Perez. It remains unknown as of the current report whether the settlement will be approved and therefore Monster, Inc.’s ultimate liability to the class members.

3.	Designer’s Management Agency, Inc. v. Monster, Inc., San Mateo Superior Court, filed on July 18, 2017

Designer’s Management Agency, Inc. filed this lawsuit seeking $76,591.57 alleging that it provided Monster, Inc. with creative services related to a presentation for Best Buy, and that such amount remained unpaid. On December 19, 2017, this lawsuit was settled and later dismissed on January 4, 2018.

4.	Monster, LLC v. Freebit

Monster, LLC and Freebit AS (“Freebit”) entered into a Licence Agreement dated October 5, 2010, pursuant to which Freebit licensed certain technology to Monster for Monster to adopt in its headphone products. Such License Agreement provided an indemnity in respect of any potential infringement claims brought against Monster relating to such licensed technology.

On February 26, 2014, the Bose Corporation filed a complaint against Monster, LLC with the United States International Trade Commission, alleging that Monster was selling headphones in the United States, which infringed Bose’s patent US8311253 B2, that is related to the technology that Monster licensed from Freebit. Bose and Monster settled the case before the International Trade Commission in October 2014.

After the settlement with Bose, Monster sought to enforce its indemnity right against Freebit, in respect of the approximately $2.5 million U.S. dollars incurred in the Bose case. Freebit deny that the indemnity would cover this situation and have, accordingly, refused to indemnify Monster in this regard. As a result, Monster alleged that Freebit breached the License Agreement. Freebit counterclaimed that Monster also breached the License Agreement for Monster’s failure to pay certain licensing fees provided under the Licensing Agreement.

On October 13, 2015, Monster and Freebit had a mediation which did not solve the dispute. Currently, Monster Management is seeking other practical solutions to solve the dispute with Freebit regarding the indemnity.

5.	Caesars Entertainment Operating Company, Inc., et al. v. Monster, Inc. and Monster, LLC, Nevada District Court for Clark County

Caesars Entertainment Operating Company, Inc. and certain its affiliate (collectively “Caesars”) commenced litigation against Monster concerning that certain Sponsorship and Advertising Agreement dated January 1, 2014 pursuant to which Caesars agreed to provide Monster with branding, signage and retail sales (the “Nevada Litigation”). Monster filed counterclaims for the amount due under such Agreement and sought for a temporary restraining order (the “TRO”) to prevent removal of Monster signs and negative impacts on Monster. The TRO was granted on the condition that Monster paid the monies owed as of the date of the TRO. Monster is seeking recovery of $1,207,500 that it paid pursuant to the Court order to obtain the TRO. A few days after the grant of the TRO, Caesars filed for bankruptcy on January 15, 2015 and the Nevada Litigation was stayed thereby. Monster’s counterclaims in the Nevada Lititgation provided a basis for Mosnter’s claims against Caesars in its bankruptcy cases (the “Bankruptcy Claims”). The Bankruptcy Claims remain pending as do Caesars’ claims in the Nevada Litigation. The stipulated stay due to Caesars’ bankruptcy will expire at the end of March 2018.

6.	Monster, Noel Lee v. Beats Electronics, HTC America Holding and Paul Wachter (trial court No. BC595235; Appellate No. B288598)

On January 6, 2015, Monster, LLC (“Monster”) and Noel Lee (collectively, “Plaintiffs”) brought an action in San Mateo County Superior Court, Case No. CIV531991, against five defendants: (1) Beats Electronics, LLC (“Beats”); (2) Andre Young a/k/a “Dr. Dre”; (3) Jimmy Iovine; (4) Paul D. Wachter; and (5) HTC America Holding, Inc. (collectively, “Defendants”). The case was later transferred to the Los Angeles Superior Court. In that action, Plaintiffs allege that Defendants engaged in deliberate and conspiratorial acts and corporate betrayal intended to erase Plaintiffs from the “Beats By Dr. Dre” product line, which resulted in substantial monetary and reputational damage to Plaintiffs.

Defendant Beats filed a Cross-Complaint against Plaintiffs, contending that by filing the action, Plaintiffs breached certain release provisions set forth in a Termination Agreement and a related Repurchase Agreement. By its Cross-Complaint, Beats seeks to recover, as damages, the attorneys’ fees and costs it incurred in the action, not only on behalf of itself, but also on behalf of Messrs. Dre, Iovine and Wachter and non-party Apple, Inc. Beats claiming damages in excess of $11,000,000. On August 29, 2016, the Court granted the Motions for Summary Judgment in favor of Beats, Wachter and HTC on the Complaint filed by Plaintiffs.

In subsequent proceedings to determine the amount of the judgment for Beats and against Monster, Beats was awarded attorney’s fees as damages in the amount of $11,578,265.50, Wachter was awarded $3,118,492 and HTC was awarded $1,684,886. On March 6, 2018, Monster filed notices of appeal from the judgments entered in favor of Beats, HTC and Wachter, and those appeals are now pending. The required cash bond in the amount of $17, 524,418. 55 was deposited on March 13, 2018 with the California Superior Court, ensuring that Beats cannot enforce the judgment during the pendency of these appeals (appeals which are soon to be consolidated by agreement of the parties).

7.	Beats Electronics vs. Monster (Case No. BC675937)

On September 15, 2017, Beats Electronics, LLC and Beats Electronics International f/k/a Beats Electronics International Limited (together, “Beats”) filed a suit against Monster, LLC, Monster, Inc., Monster Technology International Limited and Monster Cable International Limited (collectively, “Monster”), alleging a single claim for breach of contract. The claim relates to a distribution agreement (the “Agreement”) among the parties, pursuant to which Monster was entitled to purchase certain Beats products and distribute them in designated geographical regions. After the Agreement was terminated, and pursuant to its terms, PriceWaterhouseCoopers (“PWC”) conducted an audit to determine what amounts, if any, were owed by Monster to Beats. PWC concluded that Monster owed Beats $71,220,915, 20,065,036 Euros and 716,107 Canadian.

Monster cross-claimed against Beats under four agreements: (1) the distribution agreement; (2) the termination agreement; (3) the royalty agreement; and (4) the sales representative agreement. Monster alleges that PWC’s audit improperly excluded amounts Beats owed Monster under the termination agreement, as it was the parties’ practice to offset any amounts owed under one agreement against the other; PWC’s original audit included these offsets, but its final report excluded them after Beats protested. In total, Monster is claiming $128 million in damages under these four agreements.

A hearing was set for March 20, 2018 on Beats’ demurrer to the first amended cross-complaint. The Court, after hearing the argument and reviewing the supplemental papers filed, ruled in favor of Monster,and against Beats, and rejected the legal position by Beats that Monster waived its claim to the $105 million under the termination and distribution agreements between Monster and Beats  when Monster failed to assert this claim in its fraud suit against Beats, HTC and Wachter, based on the fact that the Price Waterhouse audits were not finalized until September of 2017, and no suit for nonpayment of money owed under any of these agreements could have been brought before such audits were finalized. Beats has recently filed an answer to Monster’s cross claim for breach of these agreements and for Beat’s failure to credit Monster this $105 million (resulting in a net amount due Monster by Beats, on reconciliation of the four audits, of approximately $35 million), and attorneys for Monster have just commenced discovery in this litigation.

8.	Andry Specialty Vehicles vs. Monster (Case No. BC685758)

A complaint was filed on December 4, 2017, by Plaintiff Andry Specialty Vehicles, alleging that Monster owed Plaintiff for services rendered in the amount of $379,449.87. Monster filed an answer, denying all liability, and a cross claim against Plaintiff for conversion and replevin (return of Monster’s personal property wrongfully retained by Plaintiff).

Plaintiff’s response to Monster’s Cross-Complaint was due on March 20, 2018, and the Case Management Conference was scheduled for March 23, 2018.

9.	John DeTemple vs. Monster, Noel Lee (Case No. BC684382)

Plaintiff John DeTemple filed an action in November 2017 for alleged breach of contract claiming that Defendants pay Plaintiff for advertising and promotional services, with no specific amount of damage being alleged. A Demurrer on behalf of Monster was filed on February 6, 2018, asserting that the complaint is defective for its failure to include the material terms of the parties’ alleged contract. The Plaintiff’s opposition to the Demurrer is due on April 10, 2018, the hearing date is April 23, 2018, and the Case Management Conference with the Court is set for April 2, 2018.

10.	AIT Worldwide Logistics vs. Monster (Case No. 18-civ-00541)

Plaintiff AIT Worldwide Logistics filed a complaint against Monster in the San Mateo Superior Court on February 1, 2018, alleging breach of contract and unjust enrichment for alleged failure to pay Plaintiff for transportation services (trucking) in the amount of $463,312.95. Monster filed a Demurrer (motion to dismiss) on March 7, 2018, asserting that Plaintiff’s complaint was legally defective for failure to allege the material terms of the parties’ agreement. Plaintiff’s Opposition to this Demurrer was due on March 22, 2018, and Monster’s Reply to that Demurrer is due on March 28, 2018. The parties’ Case Management Conference with the Court is scheduled for May 31, 2018.

11.	Personal injuries

Plaintiff Daniel Paine filed a lawsuit to recover damages for personal injuries that allegedly incurred in an automobile accident on May 12, 2017. Mr. Paine’s vehicle was struck by a vehicle driven by co-defendant Zenon Chan while Mr. Chan was participating in an event allegedly hosted by Monster, Inc. The parties have exchanged written discovery, subpoenaed records, and have conducted the depositions of Zenon Chan and Daniel Paine. The trial is presently scheduled for June 11, 2018, but will be continued to October 29, 2018 based upon the stipulation of the parties.

The management of Monster believes that Mr. Chan’s insurer is responsible to defend and indemnify Monster, Inc. for any injuries caused by Mr. Chan. Monster, Inc. is contesting the matter and has tendered the defense and indemnity to Zenon Chan’s liability insurance carrier.

Item 9. Market Price of and Dividends on Common Equity and Related Stockholder Matters

The Company’s common stock is not traded or quoted on any stock markets in the United States at the time of this Current Report. Therefore, there has not been any public trading to date in the Company’s common stock.

As of March 26, 2018, there are approximately 46 holders of record of the Company’s common stock.

As of March 26, 2018, 0 shares of common stock are subject to outstanding options or warrants to purchase, or securities convertible into, common stock.

Dividends

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

As of the date of this Current Report, neither AA nor Monster had any equity compensation plan. As of the date of this Current Report, there are no outstanding unvested shares issued under Monster, Inc.’s 2010 Non-voting Restricted Stock Plan, which has been terminated, and no outstanding unvested units issued under Monster, LLC’s 2010 Non-voting Restricted Unit Plan, which has been terminated as well.

Item 10. Recent Sales of Unregistered Securities

The 300,000,000 shares of our common stock issued to former holders of the Companies voting interests, including the issuance of approximately 80% and 12% of such shares to entities controlled by Noel Lee, our chief executive officer, and Fred Khalilian, our former President and Chief Operating Officer, in connection with the Reverse Acquisition were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering. The securities issued are restricted securities that have not been registered under the Securities Act, will not be registered under the Securities Act, and may not be offered or sold absent registration or applicable exemption from the registration requirements.

On April 12, 2018, the Company issued an aggregate of 10,007,981 shares of Series A Convertible Preferred Stock to NL Finance Co, LLC and Noel Lee Living Trust dated November 28, 1998, two noteholders under common control of Mr. Noel Lee in exchange for the conversion of approximately $92,573,824 of the notes owed by Monster, LLC to the two noteholders. Such shares of Series A Convertible Preferred Stock shall not be convertible into the Company’s common stock until twenty-four (24) months after April 12, 2018 (the “Issuance Date”) and when convertible, may be converted to common stock of the Company in the sole discretion of the noteholders at the lower of $4.00 per share (the “Conversion Price”), or (i) the volume weighted average price (“VWAP”) for a period of twenty (20) trading days prior to conversion or (ii) if there is no active trading market for the Company’s Common Stock, then the Fair Market Value (the “FMV”) of the Company’s per share price of common stock. Holders of the Company’s Series A Preferred Stock shall be entitled to vote with holders of Common Stock on all corporate actions, including the election of the Company’s directors. The holders of Series A Preferred Stock shall be entitled to cast three votes for each share of Series A Preferred Stock. So long as any shares of the Series A Preferred Stock shall remain outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting together as a class: (i) alter or change the rights, preferences or privileges of the shares of the Series A Preferred Stock so as to affect materially and adversely such shares; or (ii) create any new class of shares having preference over the Series A Preferred Stock.

Item 11. Description of Registrant’s Securities to be Registered.

The Company’s authorized capital stock consists of 400,000,000 shares of common stock, par value of $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. As of the date of the filing of this report, there are 316,000,000 shares of the Company’s common stock and 10,007,981 shares of preferred stock issued and outstanding.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

The Company’s articles of incorporation authorize the issuance of 25,000,000 shares of preferred stock, par value $0.001 per share, subject to any limitations prescribed by law, without further vote or action by the stockholders. On April 11, 2018, the Board of Directors of the Company issued resolutions, among other things, authorizing the Company to designate 10,007,981 shares of preferred stock as Series A Preferred Stock. Each share of Series A Preferred Stock shall be entitled to participate in dividends without cumulative rights only when the Board of Directors of the Company declares dividends on common stock of the Company in compliance with the laws of Nevada and articles of incorporation and bylaws of the Company. Series A Preferred Stock shall not be entitled to any liquidation preference in the event of liquidation, dissolution or winding up of the Company, voluntarily or involuntarily. Such shares of Series A Convertible Preferred Stock shall not be convertible into the Company’s common stock until twenty-four (24) months after April 12, 2018 (the “Issuance Date”) and when convertible, may be converted in the sole discretion of the noteholders at the lower of $4.00 per share (the “Conversion Price”), or (i) the volume weighted average price (“VWAP”) for a period of twenty (20) trading days prior to conversion or (ii) if there is no active trading market for the Company’s Common Stock, then the Fair Market Value (the “FMV”) of the Company’s per share price of common stock . A copy of the certificate of designation of Series A Preferred Stock is attached herein as Exhibit 4.1.

Item 12. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

AA’s bylaws provide that the amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case in which there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.

Item 13. Financial Statements and Supplementary Data

Reference is made to the filings by AA on Form 10-K and 10-Q for AA’s financial statements.

The financial statements of Monster begin on Page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Exhibits.

See Item 9.01.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01.

Item 4.01 Change in Registrant’s Certifying Account.

Effective April 1, 2018, the Board of Directors of the Company dismissed MaloneBailey, LLP (“MaloneBailey”) as its independent registered accountant and engaged Adeptus Partners, LLC (“Adeptus”) to serve as its independent registered accounting firm. MaloneBailey’s audit reports on the Company’s financial statements for the fiscal years ended September 30, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that, the audit reports included an explanatory paragraph with respect to the uncertainty as to the Company’s ability to continue as a going concern. During the years ended September 30, 2017 and 2016 and during the subsequent interim period preceding the date of MaloneBailey’s dismissal, there were (i) no disagreements with MaloneBailey on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and (ii) no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Adeptus is the independent registered accounting firm for Monster, Inc., Monster, LLC, and their respective subsidiaries on the financial statements of Monster Inc., Monster, LLC and their respective subsidiaries at December 31, 2017 and 2016 is included in this current report on Form 8-K. Prior to engaging Adeptus, the Company did not consult with Adeptus regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements.

The Company has requested MaloneBailey to furnish it with a letter addressed to the SEC stating whether it agrees with the statements made above by the Company. The Company has filed this letter as an exhibit to this 8-K.

Item 5.01 Changes in Control of Registrant.

See Item 2.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 22, 2018, the Board of Directors of the Company appointed two additional members, Noel Lee and Fereidoun Khalilian (the “New Members”) to the Board to fill in the vacancies thereof effective on the Closing Date. The Board of the Company further appointed Mr. Noel Lee as the Chief Executive Officer, Mr. Fereidoun Khalilian as the Chief Operating Officer and interim President, Felix Danciu the interim Chief Financial Officer and interim Managing Director, and Art Hamilton the Co-Chief Financial Officer and Controller (“New Officers”), effective on the Closing Date. The background of Mr. Noel Lee, Mr. Fereidoun Khalilian and Mr. Art Hamilton are described in detail in Item 2.01 the Management section. However, immediately after such appointment, Monster terminated the employment relationship with Mr. Felix Danciu, effective March 23, 2018.

There are no arrangements or understandings between the Company and each New Director or New Officer and any other person or persons pursuant to which each New Director or New Officer was appointed as the Company’s officer and a member of the Board and there is no family relationship between each New Officer and any other director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

There are no transactions between the Company and each New Director or New Officer that are reportable pursuant to Item 404(a) of Regulation SK. The Company did not enter into or materially amend any material plan, contract or arrangement with each New Director or New Officer in connection with his appointment as the officer and/or a member of the Board.

Effective on the closing date, Robert Bubeck and Benny Doro resigned as officers and directors of the Company. The resignation of Robert Bubeck and Benny Doro is not a result of the any disputes or disagreements between each director and the Company on any matter relating to the Company’s operation, policies or practices.

Item 5.06 Change in Shell Company Status.

See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of Monster, Inc. and Monster, LLC are included following the signature page 2.

(b) Pro forma financial information. See exhibit 99.1.

(c) Shell Company Transactions. See (a) and (b) of this Item 9.01.

(d) Exhibits

Exhibit Number	Description

2.1	Share Exchange Agreement, dated February 13, 2018, among AA, Monster, LLC, and Monster, Inc.*
3.1	Amended Articles of incorporation of Atlantic Acquisition Inc.*
3.2	Bylaws of Atlantic Acquisition Inc. (1)
4.1	Certificate of designation of Series A Convertible Preferred Stock*
10.1	Office lease of Monster’s office in South San Francisco and its amendment*
10.2	Convertible Note Exchange Agreement dated April 12, 2018*
16	Letter From MaloneBailey, LLP **
21.1	List of subsidiaries of Monster Products, Inc.*
99.1	Pro form financial Information***

(1)	Incorporated by reference to the Company’s Form S-1 filed with the Securities and Exchange Commission on May 27, 2016.
*	As previously filed in a current report on form 8-K on April 16, 2018.
**	As previously filed in a current report on form 8-K on June 19, 2018.
***	As previously filed in a current report on form 8-K on July 18, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER PRODUCTS, INC.

Dated: December 21, 2018	By:	/s/ Noel Lee
Noel Lee
Chief Executive Officer